As filed with the Securities and Exchange Commission on September 18, 2009
Registration No. 333-158254
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VINYL PRODUCTS, INC.
(Exact name of registrant in its charter)

Nevada	5211	26-0295367
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

2210 South Ritchey Street, Santa Ana, California 92705
(714) 210-8888
(Address and telephone number of principal executive offices and principal place of business)

Gordon Knott, Chief Executive Officer
VINYL PRODUCTS, INC.
2210 South Ritchey Street, Santa Ana, California 92705
(714) 210-8888
 (Name, address and telephone number of agent for service)

Copies to:
Ruffa & Ruffa, P.C.
110 East 59th Street
New York, New York 10022
(212) 355-0606
(877) 329-7833 (facsimile)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (3)
Common Stock, $0.0001 par value per share(1)	1,063,200	(5)	$2.00	$2,126,400	$118.66
Common Stock, $0.0001 par value per share(1)(4)	129,000		$2.00	258,000	14.40
Total	1,192,200	(5)		$2,384,400	$133.06	(5)

(1)
Pursuant to Rule 416 of the Securities Act, this registration statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.  Our common stock is not traded on any national exchange and the offering price is based on the price at which shares of the registrant's common stock were sold to investors in a private placement completed in November 2008 plus a premium attributable to the free transferability of the shares upon the effective date of this registration statement.  The price at which the shares were sold in the November 2008 private placement was arbitrarily determined and bears no relationship to the registrant's book value, assets, past operating results, financial condition or any other established criteria of value.  The price of $2.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Electronic Bulletin Board, at which time the shares may be sold at prevailing market prices or at privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, that such an application for quotation will be approved or that our common stock ever will trade.  The registrant makes no representation as to the price at which its common stock may trade.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Consists of 129,000 shares of common stock issuable to the selling stockholders upon the exercise of outstanding options.
(5)
The registrant has removed from registration 2,000,000 shares of common stock and the information in the table reflects such action.  A registration fee of $356.26 was paid previously based on the number of shares originally registered by this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2009

VINYL PRODUCTS, INC.

This prospectus relates to the resale of up to 1,192,200 shares of common stock, $.0001 par value per share, of Vinyl Products, Inc. that may be sold from time to time by the selling stockholders identified in this prospectus.  The shares offered hereby comprise 1,063,200 outstanding shares of common stock and 129,000 shares of common stock issuable upon the exercise of options held by employees of the company at a price of $.50 per share.  These persons, together with their transferees, are referred to throughout this prospectus as “selling stockholders.”

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering.  We will, however, receive proceeds from the exercise of the options if they are exercised by the selling stockholders.

Our common stock does not presently trade on any exchange or electronic medium.  The selling stockholders and/or their registered representatives have agreed to sell their shares of common stock at a fixed price of $2.00 until such time as our common stock is admitted to quotation, if ever, on the Over-the-Counter Bulletin Board, or OTC Bulletin Board, an electronic quotation system for equity securities overseen by the Financial Industry Regulatory Authority or another exchange or electronic medium and thereafter at prevailing market prices or privately negotiated prices.  As a result of such activities, the selling stockholders may be deemed to be underwriters as that term is defined in the federal securities laws.

We have not applied for listing to trade on any public market nor has a market maker applied to have our common stock admitted to quotation on the OTC Bulletin Board.  We will seek to identify a market maker to file an application to have our common stock admitted to quotation on the OTC Bulletin Board; however, we can not assure you that our common stock ever will be quoted on the OTC Bulletin Board or trade on any other public market or electronic medium.

We will pay all of the expenses incident to the registration of the shares offered under this prospectus, except for sales commissions and other expenses of selling stockholders applicable to the sales of their shares.

Selling stockholders may sell their shares directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders.  The selling stockholders may engage brokers, dealers, or agents who may receive commissions, or discounts from the selling stockholders.   See “Selling Stockholders” and “Plan of Distribution” in this prospectus.

 An investment in our common stock is speculative and involves a high degree of risk.   Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock.  See “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                         , 2009

TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements	3
Prospectus Summary	4
Risk Factors	8
Market and Other Data	17
Use of Proceeds	17
Determination of Offering Price	17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	18
Corporate History	29
Our Business	32
Description of Properties	43
Legal Proceedings	43
Market For Our Common Stock and Other Related Stockholder Matters	43
Our Management	44
Executive Compensation	46
Transactions With Related Persons, Promoters And Certain Control Persons	48
Security Ownership of Certain Beneficial Owners and Management	49
Selling Stockholders	50
Plan of Distribution	53
Description of Securities	55
Shares Eligible For Future Sale	57
Legal Matters	58
Experts	58
Where You Can Find More Information	59
Index to Financial Statements	60

AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).  As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Vinyl Products, Inc. and the securities offered hereby.  Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements, other than statements of historical fact, included in this prospectus may be forward-looking statements.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe.”  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will occur.  Our actual results, performance, or outcomes could differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to:

•	an interruption in supply from our sole vendor of vinyl products;
•	our lack of product diversification;
•	a change in consumer preferences away from outdoor products manufactured from vinyl;
•	the impact of the economic recession on sales;
•	our inability to develop a successful franchise program;
•	the ability of prospective franchisees to obtain credit to finance the purchase of franchises from us;
•	the failure of our franchise operations to generate the revenues we expect or the need to subsidize our franchise operations;
•	our ability to raise capital if necessary to fund the development of our franchise program or for other corporate purposes;
•	competition from one or more other companies that seek to develop national vinyl products chains;
•	our ability to retain our officers, directors, key personnel, and management;
•	our inability to manage growth; and
•	the other factors set forth under “Risk Factors” included in this prospectus.

We caution you that the foregoing list of important factors is not exclusive.  You should not rely on these forward-looking statements, which speak only as of the date of this prospectus.  We operate in a very competitive environment.  New risks emerge from time to time.  It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make.  Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events and circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus.  In addition to this summary, we urge you to read the more detailed information, including the financial statements and related notes thereto and the “Risk Factors” section, included elsewhere in this prospectus.  Unless the context otherwise requires, any reference to “the Company,” “we,” “us,” or, “our” refers to Vinyl Products, Inc., a Nevada corporation, together with its wholly-owned subsidiary, The Vinyl Fence Company, Inc., a California corporation, which we refer to as "TVFC."

VINYL PRODUCTS, INC.

We market and install a variety of aesthetically durable, low-maintenance vinyl products, including fencing, patio covers, decking, railing and trim categories, for the residential market.  Our products are used largely in renovation and remodeling by our customers who include homeowners and homeowner associations.  During 2008, fencing products represented approximately 62% of our gross income (revenue) and patio covers represented approximately 28% of our income.

Our Industry

In 2006, the total demand for residential fencing in North America was estimated to be nearly $3 billion.  Currently, privacy fencing is the most popular type of fence style installed in the residential fencing market.  Wood and metal are the most prevalent materials used in residential fencing, accounting for over 70% of the total value.  Products manufactured from these materials, along with plastic/wood composite products, represent the principal competition for our vinyl products.  Plastics, including polyvinyl chloride, which we refer to as vinyl, the material from which our products are manufactured, are relatively new materials in the fencing industry.  Market acceptance of vinyl fence varies by region from over 30% penetration to less than 5% penetration.  Compared to vinyl post-and-rail fence, which has successfully penetrated and displaced as much as 50% of wood in many regional markets, vinyl only has about a 16% share of the North American privacy fence market.

In the space in which we operate, retailers that sell and install only fence, decks and related products and in which marketing and sales is directed to consumers, the market is characterized by numerous small companies that limit their operational scope to their immediate geographic operating areas.  There are no national chains dedicated exclusively to retail sales and installation of outdoor vinyl products, though we are aware of a company that is seeking to build a regional presence in the Western portion of the U.S. by acquiring local sellers/installers.

We believe that the market for residential fencing and related outdoor products manufactured from vinyl will continue to grow, as we are perceiving a developing consumer awareness of vinyl as an attractive and low-maintenance alternative to wood products.   Moreover, during periods of economic uncertainty, when spending on discretionary items is reduced, many homeowners forego the purchase of new homes and choose to improve their existing residences.  However, we are uncertain as to the effect tightening credit and declining home values will have on our business, if any.

Our Key Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the residential fencing industry and to capitalize on the growth of the market for vinyl fencing and related products:

•
Marketing and Sales Strategy:  We have developed and employ a systematic marketing and sales strategy that emphasizes prospect development early in the purchasing cycle.  We seek to capture information about prospective purchasers early in the buying cycle and remain in contact with them over what can be up to a six-month decision making process so that consumers are completely comfortable with their determination to select our Company and products.  We believe that our marketing and sales strategy differentiates us from our competitors who do not employ sophisticated marketing or sales techniques.

•
Service: We take pride in the level of service we offer to customers and believe that our sales and installation practices contribute strongly to a positive, worry-free ownership experience among our customers.  We believe that we offer a level of professional service beyond that provided by our competitors.  We are the only vinyl fence company in Orange County, California with an A+ rating by the Better Business Bureau.

•	Quality of Our Products: All of our products are manufactured from the highest quality co-extruded polyvinyl chloride, which maximizes strength and durability, and is ultra-resistant to UV damage.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

•
Maximizing Efficiency and Profitability at our Existing Retail Location:  We will examine all facets of our operations at our existing retail facility, including the number of our sales  and installation personnel and their duties and responsibilities, to maximize operating efficiencies and achieve optimum profitability.

•
Franchising:  We are not aware of any participant in our space that operates on a national basis and we believe that a significant opportunity exists to develop a national franchise and establish our products and Company as a unique brand.  We will seek to develop a franchise program that incorporates our marketing and sales techniques which we believe represent a significant advancement compared over techniques employed by our competitors, and which we believe can be replicated in any geographic area.  We believe that this will allow us to capture market share and build strong consumer brand awareness, which eventually may serve as a barrier to competitive entry to others on a national level.

•
Branding:  We believe that the development of a successful franchise operation would give us the opportunity to build and establish our Company and our products on a national basis.  As our franchise base grows in size and geographic scope, we believe that our products and Company name could develop naturally into a national brand that will strengthen sales at our franchisees' locations and our showroom.

Corporate History

Vinyl Products, Inc. was incorporated in the State of Delaware on May 24, 2007 under the name Red Oak Concepts, Inc. to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination.  We filed a registration statement on Form 10 under the Securities Exchange Act of 1934, as amended (Exchange Act), to register our class of common stock on September 15, 2007 that was effective as of November 14, 2007.  On December 4, 2007, we changed our jurisdiction of domicile by merging with a Nevada corporation titled Red Oak Concepts, Inc.

On November 21, 2008, we changed our name to Vinyl Products, Inc. in connection with a reverse acquisition transaction with The Vinyl Fence Company, Inc., a California corporation, which we refer to as "TVFC," the terms of which are more fully described below.

The Share Exchange

On November 20, 2008, we entered into a share exchange Agreement with TVFC and the holders of all of the outstanding shares of the corporation's common stock whereby we issued to the shareholders of TVFC 22,100,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of TVFC.  In addition, the Company assumed all of TVFC's obligations under options granted by TVFC to its employees to purchase up to 133,800 shares of common stock, which are exercisable at a price of $.50 per share through September 2009.  Upon the closing of the share exchange, TVFC became our wholly-owned subsidiary and the former stockholders of TVFC became our controlling stockholders.

Upon the closing of the reverse acquisition, all of our directors and officers resigned from their respective positions and appointed Gordon Knott and Garabed Khatchoyan, management of TVFC, to serve on the board of directors and as our president and secretary, respectively.

In connection with the reverse acquisition we agreed to register for public resale under the Securities Act an aggregate of 3,133,800 shares of our common stock, including (i) 2,300,000 shares issued to the TVFC shareholders in the share exchange (which includes 300,000 shares of common stock held by our directors and officers); (ii) 700,000 shares held by the stockholders of our Company prior to the share exchange; and (iii) 133,800 shares issuable upon the exercise of the options we assumed under the share exchange transaction (of which 4,200 options have been exercised as of September 17, 2009).  The holders of 2,000,000 shares subsequently declined to cause the Company to register their shares.  Our obligation to register these shares for public resale is governed by the terms of a registration rights agreement we entered with each such person on the closing of the share exchange.  A description of the registration rights agreement is set forth below under the heading "Registration Rights."

As a condition to registering shares of common stock for three of our stockholders after the closing of the share exchange, for whom we are registering an aggregate of 700,000 shares in this registration statement, we entered into a series of Lock Up/Leak Out Agreements, which are identical in all material respects.  Under the Lock Up/Leak Out Agreements, the stockholders agreed, among other things, that (i) they will not sell or transfer any shares of our common stock until six months after the effective date of this registration statement and (ii) after the end of that six-month lock up period, such persons will not sell or transfer more than 1/36th of such person's shares of common stock during each month thereafter.  We also entered into identical Lock Up/Leak Out Agreements with three holders of 2,000,000 shares whose stock is not being offered.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with TVFC as the acquirer and Vinyl Products, Inc. as the acquired entity.  The accounting rules for reverse acquisitions require that beginning November 20, 2008, the date of the reverse acquisition, our balance sheet includes the assets and liabilities of TVFC and our equity accounts were recapitalized to reflect the net equity of TVFC.  When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of TVFC unless the context suggests otherwise.

Private Placement

On November 24, 2008, we completed a private placement of 59,000 shares of common stock to 10 accredited investors at a price of $1.00 per share.  We received net cash proceeds of $54,000 from the offering.  As an inducement to purchase our common stock, we entered into a registration rights agreement with each investor under which we agreed to register their shares for public resale under the Securities Act, a description of which is set forth below under the heading "Registration Rights."

Registration Rights

Our obligation to register the shares we issued in the share exchange (or that we will issue upon the exercise of options we assumed in the share exchange) and the private placement is governed by the terms of registration rights agreements we entered with each of the holders of the shares, which agreements are identical in all material respects.  Under these agreements, we agreed to file such registration statement within 90 days of the closing of the transaction giving rise to the registration rights, subject to our right to withdraw or delay the filing of the registration statement under certain circumstances without penalty, and to pay all costs and expenses incident to such registration.  We are not obligated to ensure the effectiveness of this registration statement by any particular date and have no monetary liability for failing to file it within the time frame contemplated by the registration rights agreement.  When effective, this registration statement satisfies our commitment to each stockholder entitled to the registration of their shares of common stock.  We agreed to maintain the effectiveness of this registration statement for a minimum of twelve months following the effective date.  We have agreed to indemnify all of the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

Change of Fiscal Year

In December 2008, we changed our fiscal year to a calendar year to comport with the fiscal year of TVFC and simplify our internal accounting and audit procedures.  The change in our fiscal year is effective for the fiscal year ended December 31, 2008.

Principal Executive Offices

Our headquarters is located in Santa Ana, California, where we maintain our corporate and administrative offices, a show room and warehouse.  Our telephone number is (714) 210-8888.  We maintain a website at  www. vinylfenceco.com  that contains information about our Company, but that information is not part of this prospectus.

OFFERING

Common Stock Offered
1,192,200 shares of common stock, all of which are being offered by selling stockholders, including (i) 700,000 shares held by the stockholders of our Company prior to the share exchange; (ii) 300,000 shares issued to the TVFC shareholders in the share exchange; (iii) 4,200 shares issued to our employees upon the exercise of options after the share exchange; (iv) 129,000 shares issuable upon the exercise of options held by our employees; and (v) 59,000 shares of common stock issued in a private placement.

Common Stock Outstanding as of September 17, 2009	22,863,200 shares of common stock

Offering Price
The shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at a fixed price of $2.00 until such shares are admitted to quotation, if ever, on the OTC Bulletin Board or another exchange or electronic medium and thereafter at prevailing market prices or privately negotiated prices.

Use of Proceeds
We will not receive any proceeds from sales of the shares offered by the selling stockholders.  We will, however, receive the exercise price upon exercise of options by the selling stockholders, which we expect to use for general working capital purposes.

Dividend Policy
We intend to retain all available funds and any future earnings, if any, for use in our business operations.  Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Fees and Expenses	We will pay all expenses incident to the registration of such shares, except for sales commissions and other expenses of selling stockholders.

Market Information
Our common stock is not currently listed on any national securities exchange and is not quoted on any over-the-counter market. We will seek to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to be admitted for quotation on the OTC Bulletin Board after the effective date of this registration statement.  We have not yet identified a market maker that has agreed to file such application.  We can not assure you that a public market for our common stock will develop in the future.

Risk Factors
An investment in our common stock is highly speculative and involves a high degree of risk.  Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock.  See “Risk Factors” beginning on page 8.

RISK FACTORS

Investing in our shares of common stock is highly speculative and involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus, before deciding to invest in our common stock.  If any of the following risks actually occur, they may have a material adverse effect on our business, financial condition and results of operations, the market price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We derive all of our revenues from the sale of outdoor home products manufactured from vinyl and the growth of our business and the success of our franchises may depend upon continuing consumer acceptance of vinyl products as an alternative to products manufactured from wood and other traditional materials.

All of the products we offer are manufactured from vinyl.  Vinyl was introduced into the outdoor fencing, decking and home accessory industry in the 1970's and as of 2006 estimates suggest that demand for all plastic-based fence materials in the North American residential market to be over $600 million or nearly 25% of the total market.  The continued growth of sales at our Company-owned showroom and at our future franchises may depend upon a continuing increase in consumer acceptance of vinyl products as a construction material for outdoor home products as an alternative to outdoor products manufactured from wood and other traditional materials such, as stone and metal.  If consumer preferences change and there is a decline in the acceptance and sales of outdoor products manufactured from vinyl our business and operating results could be negatively impacted.  Moreover, if other materials are employed or developed for use in the outdoor home products market that supplant outdoor products manufactured from vinyl, our business and operating results could be harmed.

We currently purchase all of our vinyl products from a single source and any interruption in supply, decline in quality or increase in price could adversely affect our business and results of operations.

We purchase all of our major vinyl components of the products we sell from one source that manufactures its products at a single facility in Southern California.  Our business could be adversely affected in the event:

•
there is any interruption in supply from this entity, which could occur if, among other things, its equipment malfunctions or it experiences a fire or other catastrophic event,  in which case we might not be able to satisfy our customers' demand unless and until we found another source;

•	the quality of the product we purchase from our supplier declines, which could prompt customers to purchase products from our competitors; or

•	our supplier significantly increases costs that we cannot pass on to our customers, in which case our customers may purchase products from our competitors.

Our reliance on a single supplier of vinyl product exposes our business to these and other risks and potential problems that we cannot now foresee.  Any such event could have a material adverse affect on our business and results of operations.

The current economic downturn and tightening of credit markets has negatively impacted our sales.

The demand for our products is correlated to changes in the health of the economy in general and the level of activity in home improvements.  These activity levels, in turn, are affected by such factors as consumer confidence, home equity values, home equity loan withdrawals, consumer spending habits, reasonably attainable consumer financing, income and interest rates.  Home equity values in many markets have decreased significantly, adversely affecting the availability of home equity withdrawals.  In addition, consumer credit generally has been more difficult to secure.  We believe that these factors have resulted in decreased home improvement spending, which caused our sales and results of operations to decline for the quarter ended March 31, 2009, a trend which we believe could continue for the foreseeable future.

In 2008, the U.S. economy entered into a recession.  We cannot predict how long the recession will last and whether the downward trend in home remodeling and renovation will continue or worsen.  The economic downturn could continue to affect consumer confidence, income and equity capital available for spending on discretionary items such as fencing and decking, which could adversely affect the demand for our products.  While our current liquidity and financial condition is adequate to maintain our business as we currently operate and satisfy our anticipated capital requirements over the next twelve months, a prolonged period of reduced sales and corresponding reduction in income could jeopardize our ability to implement our franchise program or reduce capital for other corporate purposes as they arise.  If we fail to implement our franchise program, our growth prospects, liquidity and financial position would suffer.

The agreement between us and the entity from which we purchase our entire supply of vinyl products provides for a significant discount on the price we pay for product upon achieving a certain minimum quarterly purchase of products.  In the event that we do not meet these minimums and do not receive the discounts on the price we pay for products, our business and operating results would be negatively impacted.

on products prices for vinyl product we purchase and our operating results would be adversely affected Our agreement with the company from which we purchase all of our vinyl products requirements provides for discounts from retail product prices upon achieving a certain minimum quarterly volume of product purchases.  While we have met these quotas in every quarter since our inception, the failure to purchase the minimum requirements in any quarter and receive the discounts from the retail prices for vinyl product  would adversely affect our business and operating results.  If we sought to maintain our current margins by increasing the price we charge to customers, we can not be certain that we would be remain competitive against other exterior vinyl products companies and our business and operating results could suffer materially.

Existing tight credit conditions could impair the ability of prospective franchisees to obtain financing to purchase franchises which could negatively affect our growth prospects.

Most franchises are acquired by franchisees utilizing a combination of personal investment and third-party financing.  In light of current adverse economic conditions marked by tight credit, potential franchisees may have difficulty obtaining the financing required to purchase a franchise from us.  The failure to develop a profitable and viable franchise program would negatively impact our anticipated growth, results of operations and liquidity.  Moreover, to the extent we allocate a significant percentage of our financial resources to the development and support of our franchise program and do not realize the expected return on such investment, we may not have capital available for other corporate purposes as they arise.

Our business growth strategy and future earnings will depend in large part on the development and success of our franchise program and there are a substantial number of risks associated with this strategy.

We will pursue the development of a franchise program that we anticipate will be the cornerstone of our future growth and expansion.  We expect to dedicate significant financial and personnel resources to the development of our franchise program and to derive substantial returns from our investment, both from the payment of the initial franchise fees and from ongoing royalty and other fees.  There are numerous significant risks attendant to developing the program, including:

•
We have never undertaken any research to establish the franchise potential of our business and we may not sell a sufficient number of franchises to recoup our initial investment in the program or to fund the ongoing costs of operating a franchise program;

•	Neither we nor any member of our management team has any prior experience developing or operating a franchise program and we may not successfully manage this business;

•	We may face delays and difficulties in connection with implementing our franchise program, which could increase costs and delay the recognition of revenue from such operations;

•	Placing significant demands on our management, technical, financial and other resources;

•	Diverting management's attention from our core business of selling vinyl fence;

•
We may not accurately assess the qualifications of our franchisees and they may not possess the business abilities and access to financial resources necessary to successfully operate the franchise or to operate it in a manner consistent with our standards;

We cannot assure you that we will successfully manage the problems and difficulties we may encounter in developing a franchise program.  To the extent that we do not manage and surmount the problems and difficulties we may encounter, our results of operations and financial condition may not meet our expectations.  Moreover, such problems and difficulties may permeate our existing operations to our financial and operational detriment which would materially and adversely affect our financial condition and results of operations.

We may require additional cash both to implement our franchise program and, if we do not generate sufficient revenue from such operations, to maintain our franchise program.

As of the date hereof, we believe that we will possess sufficient financial resources, from cash on hand and revenue from existing operations, to fund the development of and maintain a franchise program.  However, no member of our management has experience building a franchise program and we may not have evaluated or gauged our cash requirements adequately.  Moreover, we may not have  properly accounted for factors beyond our control which could increase the cost of developing and maintaining our franchise program.  If the revenue we generate from our franchise operations (both from sales of franchises and from ongoing franchising fees and royalties) is not sufficient to support our franchise program, we will deplete our cash position, suffer losses, and may require outside financing to maintain such operations which may not be available to us on acceptable terms, if at all.  If we do not have access to cash on acceptable terms when and as required, we will not grow as quickly as we have anticipated and our business and results of operations will suffer.

Our business growth strategy and future earnings will depend in large part on the success of our franchisees, over whose operations and business success we will exercise limited control.

Our franchisees will own, operate and oversee their franchise's daily operations and will be independent third parties over whom we will not exercise control.  Although we will attempt to properly select, train and support franchisees and the franchisees will be contractually obligated to operate their franchises in accordance with our standards, the ultimate success and quality of any franchise rests with the franchisee.  If franchisees do not successfully operate in a manner consistent with our standards, our image and reputation could be harmed, which could affect our ability to attract additional franchisees and which in turn could adversely affect our business and operating results.  Further, we expect that a significant portion of the fees we would earn from franchisees would be derived from royalties calculated based on net sales and to the extent that our franchisees do not operate their franchise profitably or remain financially viable, we will not earn the revenues we expect, which would negatively impact our business and results of operations.

We may not be able to successfully integrate and oversee the growth of new franchises, which could adversely affect our business, results of operations and financial condition.

Our efforts to develop a franchise operation will be accompanied by certain extensive risks with respect to integrating new franchises into our operations, including, the potential disruption of our ongoing business, additional expenses associated with managing a larger organization and the maintenance of uniform standards, controls and policies.  We may not be successful in overcoming these risks or any other potential problems that arise from the development of a franchise program.  If any of these risks materialize, our operating results could be materially impacted, which could negatively impact our financial condition.

Our franchisees could take actions that could be harmful to our business.

Our franchisees will be contractually obligated to operate their franchises in accordance with all applicable laws but ultimately, franchisees are independent third parties that we do not control.   Franchisees could take actions that subject them to legal and financial liabilities and we may, regardless of the actual validity of such a claim, be named as a party in an action relating to, and/or be held liable for, the conduct of our franchisees if it is shown that we exercise a sufficient level of control over a particular franchisee’s operation.  Defending claims made against our franchisees and being held liable for their actions could be costly and adversely impact our operating results.

Our franchise operations will be subject to government regulation that may adversely hinder or impact the growth of our business.

As we develop our franchise operations, our business will become subject to Federal Trade Commission regulation and several state laws which regulate the offer and sale of franchises.  We also will become subject to state laws that regulate substantive aspects of the franchisor - franchisee relationship. The FTC’s Trade Regulation Rule on franchising requires the Company to furnish to prospective franchisees a franchise disclosure document containing information prescribed by the rule.  State laws that regulate the offer and sale of franchises and the franchisor - franchisee relationship presently exist in a substantial number of states.   Any failure by us to obtain or maintain approvals to sell franchises could cause us to lose franchise revenues and any failure to comply with these laws could expose us to liability for damages to franchisees and fines or other penalties as well as causing us to incur expensive legal cost.

Past seasonal fluctuations in our net sales and quarterly operating results may not be a reliable indicator of future seasonal fluctuations.

Our historical seasonality may not be a reliable indicator of our future seasonality.  Quarterly variations in our net sales and income from operations are principally attributable to seasonal trends in the demand for our products.  We generally experience lower net sales levels during the first and fourth quarters of each year, in which holidays and adverse weather conditions in Southern California usually reduce the level of home improvement activity.

Our business could be harmed if we are unable to manage growth effectively.

We have experienced significant growth since our inception and believe that sustained growth, including as may be achieved through our expansion plans, places a strain on operational, human, and financial resources.  To manage our growth, we must continue to improve operating and administrative systems and services and attract and retain qualified management and sales personnel.  We believe that maintaining and enhancing both our systems and personnel at reasonable cost are instrumental to our success.  We cannot give any assurances that we will be able to attract and retain qualified personnel.  We cannot give any assurance that we will be able to develop internal systems that will keep pace with the growth we expect over the next five years.  Failure to manage growth effectively could have an adverse effect on our business and operating results.

Our performance will suffer if we do not compete effectively in the highly competitive fencing market.

We must compete with a significant number of companies in the fencing market, including wood producers that currently have more production capacity than is required to meet the demand for their products, and manufacturers of wood/plastic compound fencing that are seeking to capture market share from wood and that are aggressively pricing their products to that end.  In addition, we compete against numerous retailers of vinyl products, many of which may offer products at prices lower than we can.  If price became the most significant purchasing consideration, we might not be able to compete with wood products or other vinyl products retailers.  Our failure to compete successfully in this market could have a material adverse effect on our business and results of operations.

We will compete against larger, better known entities to attract franchisees and we may not be successful.

As we develop our franchise operations, we expect that we will compete with numerous other franchisors for franchisees.  Most of these franchisors have greater market recognition and greater financial, marketing and human resources than we do and we cannot be certain that we will be able to compete effectively to attract franchisees.  If we fail to attract a sufficient number of franchisees and develop a material revenue stream from these operations, we could suffer a loss of our investment and may have to allocate funds from our showroom operations to our franchise business and our financial results could be negatively impacted.

Our business depends on our senior management team and the loss of any member of the team could harm our business.

We believe that our success will depend on the continued employment of Gordon Knot and Garabed Khatchoyan, our president and secretary, respectively, who have significant experience in our industry and who developed our sales and marketing techniques.  Currently, neither Mr. Knot nor Mr. Khatchoyan has an employment agreement with our Company.  Our future business and financial results could be adversely affected if we were to lose the services of either of such persons.  If either of these persons were unable or unwilling to continue in his present position, that person could be difficult to replace and our business could be harmed.  If either of these persons left to join a competitor or form a competing company, some of our customers might choose to use the services of that competitor or new company instead of our services.

If we fail to hire and retain qualified personnel, we may not be able to achieve our goals.

Our success depends to a significant extent upon our ability to hire qualified managerial and administrative personnel necessary to properly manage our operations through our proposed franchise program.  If we our unable to attract and retain qualified personnel, our business could be materially and adversely affected.

We have no independent audit committee. Our full board of directors functions as our audit committee and is comprised of two directors who are not considered independent. This may hinder our board of directors’ effectiveness in fulfilling the functions of the audit committee.

Currently, we have no independent audit committee, though we are not required to have one.  Our full board of directors functions as our audit committee and is comprised of directors who are not considered to be “independent” in accordance with the requirements of Rule 10A-3 under the Exchange Act.  An independent audit committee plays a crucial role in the corporate governance process, assessing a company’s processes relating to its risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes.  The lack of an independent audit committee may prevent the board of directors from being independent from management in its judgments and decisions and its ability to pursue the committee’s responsibilities without undue influence.  We may have difficulty attracting and retaining directors with the requisite qualifications.  If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised.

Our full board of directors acts as our compensation committee, which presents the risk that compensation and benefits paid to these executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by Company executives. Our board of directors acts as the compensation committee and determines the compensation and benefits of our executive officers and reviews policies relating to the compensation and benefits of our employees.  Although all board members have fiduciary obligations in connection with compensation matters, our lack of an independent compensation committee presents the risk that our executive officers on the board may set their personal compensation and benefits at levels that are not commensurate with our financial performance.

RISKS RELATED TO OUR COMMON STOCK

Our officers and directors control us through their positions and stock ownership and their interests may differ from other stockholders.

As of September 17, 2009, there were 22,863,200 shares of our common stock issued and outstanding.  Messrs. Knott and Khatchoyan, our directors and president and secretary, respectively, collectively own 87.48% of our common stock.  As a result, if they were to vote in concert with each other, they are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations.  Yet, their interests may differ from those of other stockholders.  Furthermore, ownership of 87.91% of our common stock by our all of officers and directors reduces the public float and liquidity, and may affect the market price, of our common stock when and if our common stock becomes eligible to trade on the OTC Bulletin Board or other trading medium.

There is currently no trading market for our common stock.

Our common stock is not quoted on any exchange or inter-dealer quotation system. There is no trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any quotation system (including, without limitation, the NASDAQ Stock Market and the OTC Bulletin Board).  You may not be able to sell your shares due to the absence of a trading market.

Any market that develops for our common stock likely will be illiquid and the price of our common stock could be subject to volatility unrelated to our operations.

If a market for our common stock develops, its market price could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve the development of our franchise program and otherwise meet our growth projections and expectations, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our business and the business of others in our industry.  In addition, the stock market itself is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Limitations on liability and indemnification matters.

As permitted by the corporate laws of the State of Nevada, we have included in our Articles of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions.  In addition, our bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.  If we are required to indemnify, both for the costs of their defense in any action or to pay monetary damages upon a finding of a court or in any settlement, our business and financial condition could be materially and adversely affected.

Issuance of stock to fund our operations may dilute your investment and reduce your equity interest.

We may need to raise capital in the future to fund the construction and development of new facilities or for other purposes.  Any equity financing may have significant dilutive effect to stockholders and a material decrease in our stockholders’ equity interest in us.  Equity financing, if obtained, could result in substantial dilution to our existing stockholders.  At its sole discretion, our board of directors may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us.

We are authorized to issue "blank check" preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock.  In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.  Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

Substantial sales of our common stock, or the perception that such sales are likely to occur, could cause the price of our common stock to decline.

The market price, if any, of our common stock could decline as a result of sales of substantial amounts of our common stock following this registration, or the perception that these sales could occur.  In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.  We have an aggregate of 22,863,200 shares of common stock outstanding as of September 17, 2009.  All the shares registered for resale under this prospectus will be freely tradable upon the effective date of the registration statement, except as may be prohibited by the terms of Lock Up/Leak Out Agreements covering 2,700,000 shares, as more fully described on page 51 of this prospectus under the heading titled "Issuances of Securities being Offered - Share Exchange Transaction."  All of the remaining shares of common stock may be available for resale in the public market, subject to the restrictions on sale or transfer imposed by Rule 144 under the Securities Act.  The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

We identified material weaknesses and deficiencies in our internal controls and procedures and the actions we have taken to remediate these weaknesses and deficiencies may not be sufficient to prevent the underlying issues from arising again or permit us to avoid other material weaknesses or deficiencies in the future

As described under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Identification of Material Weakness in Financial Disclosure Controls and Procedures," we determined that prior to October 2008 we had material weaknesses and deficiencies in our financial controls and procedures.  Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.  The material weaknesses we identified were in connection with theft of inventory and services by employees that we did not detect until after the occurrences of fraud.    As a result of the material weaknesses, our management concluded that, as of September 30, 2008 and December 31, 2008, the Company did not maintain effective disclosure controls and procedures or internal control over financial reporting at a reasonable assurance level.

We have taken what we believe to be appropriate action to address these material weaknesses in our disclosure controls and procedures and internal control over financial reporting, including making personnel changes and implementing physical and documentary controls and procedures that we believe will prevent instances of theft of inventory and related losses from occurring in the future.

Our remediation efforts may not be adequate or enable us to remedy the specific material weaknesses and deficiencies in our controls and procedures that lead to the fraud and that the controls and procedures we implemented will permit us to avoid other material weaknesses or significant deficiencies in the future.  If our remediation efforts have not been successful, our financial statements may be materially inaccurate in the future, which may, among other things, require us to restate past financial statements at great cost to us; subject us to liability for misstatements under federal and state securities laws; may cause investors to lose confidence in our reported financial information, which could lead to a decline in the price of our stock, if it is then trading; limit our ability to access the capital markets in the future; and require us to incur additional costs to improve our internal control systems and procedures.

As we transition from a private company to a public company, we may have difficulty satisfying the additional financial and other reporting and corporate governance requirements imposed upon by the Sarbanes-Oxley Act of 2002 and federal securities laws.  We expect that evolving regulation of corporate governance and public disclosure will result in additional expenses and continuing uncertainty.

Prior to the share exchange, TVFC, our operating subsidiary, had operated its business as a private company.  As a public company, we are subject to the periodic and other reporting requirements of the Exchange Act and with complying with other reporting and corporate governance requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.  These laws and regulations impose significant compliance obligations upon us.  These obligations have caused us to commit additional resources to comply with these regulations and have resulted in the diversion of our senior management’s time and attention from our day-to-day operations.  In the future we may be required to:

•	create or expand the roles and duties of our board of directors and management and to create board committees;
•	institute a more comprehensive financial reporting and disclosure compliance function;
•	hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address the complex accounting matters applicable to public companies;
•	establish an internal audit function;
•	enhance and formalize closing procedures at the end of our accounting periods;
•	retain and involve to a greater degree outside counsel and accountants in the activities listed above;
•	establish an investor relations function; and
•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading.

We may not be successful in complying with these obligations and compliance with these obligations will continue to be time-consuming and expensive.

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business.

Commencing with the filing of our annual report on Form 10-K with the Securities and Exchange Commission, or SEC, for the year ending December 31, 2009, both we and our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.  While we anticipate being compliant with the requirements of Section 404 for our fiscal year ending December 31, 2009, we cannot be certain as to the impact negative conclusions in our report or our auditor's report thereon may have on our operations.

Our failure to comply with the requirements of Section 404 on a timely basis could:

•
cause us to be unable to satisfy our reporting obligations under the Exchange Act on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by regulatory authorities, such as the Securities and Exchange Commission;

•	cause our independent registered public accounting firm to report a material weakness in our internal control over financial reporting;

•	result in the diversion of management time and attention from operating our business and require us to allocate substantial financial resources to compliance and remediation measures;

•	make it more difficult and costly to attract and retain independent board members;

•
cause a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could make it more difficult to finance our operations through the sale equity or debt and erode the price of our stock if it is admitted to quotation on the OTC Bulletin Board or is traded on another trading medium; and

•
cause us to incur significant costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff, any of which would increase our operating expenses and would negatively affect our results of operations.

Our common stock may be considered a “Penny Stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act.  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future.

We currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our Company at or above the price you paid for them.

MARKET AND OTHER DATA

The industry and market data contained in this prospectus are based on independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by us to be reliable and accurate.  However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey.  In addition, consumption patterns and customer preferences can and do change.  The industry and market data sources upon which we relied are publicly available and were not prepared for our benefit or paid for by us.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus.  We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.  We will, however, receive proceeds from the exercise of the options.  We will pay all of the expenses incident to the registration of the shares except for sales commissions and other expenses of selling stockholders.

Assuming all of the options held by the selling stockholders and described in this prospectus are exercised, we would receive aggregate proceeds of approximately $64,500.  We expect to use the proceeds received from the exercise of the options, if any, for general working capital purposes.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined.  The offering price was determined by the price at which shares were sold to our shareholders in our private placement which was completed in November 2008 and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations, together with our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.  In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

General

We market and install a wide variety of attractive, durable, low-maintenance vinyl products, including fencing, patio covers, decking, railing and trim categories from our retail location in Santa Ana, California.  During 2008, fencing products represented approximately 61% of our gross income (revenue) and patio covers represented approximately 28% of our gross income.  Our products are used largely in renovation and remodeling by our customers who include homeowners and homeowner associations.

We differentiate our Company from others in the industry on the basis of the manner in which we market and sell our products and the level of service we offer our customers.  Given that the purchase of our products represents a substantial investment in a customer's home, typically their most significant capital asset, we seek to connect with home owners' intrinsic desire to take the time to make an informed, value-driven purchasing decision.  Throughout the sales process, we invest the time and effort to develop a relationship with a prospect, as opposed to home centers, specialized retail distributors and independent contractors that typically employ a hard-sell pitch and seek to make a sale only when a consumer is prepared to make a purchase.

Our marketing efforts are designed to capture information about prospective purchasers of exterior vinyl products early in the buying cycle.  We maintain contact with them over the course of the decision-making process to educate and consult with them about vinyl products generally, the purchasing and installation process and the ownership experience.  We seek to demonstrate to prospects that purchasing from us represents the best value for their money in that we provide a worry-free ownership experience that we believe is not available from other independent retailers, contractors or the national home improvement chains.

We believe that our business model can be replicated successfully throughout the country and that the fundamental elements of our proprietary sales and marketing techniques, which we believe are sophisticated when compared to our direct competitors, can be conveyed effectively through written materials and training to motivated entrepreneurs.  We will seek to leverage our business model by initiating a franchise organization and establishing our Company and brand as the first national vinyl products retail chain.

Our existing and proposed business is subject to numerous substantial risks, including, among others, that we purchase all of our vinyl products from a single source; our future growth will, in large part, be dependent upon the success of our franchise program and our franchisees, and there are numerous risks associated with such model; the availability of disposable income and credit to homeowners; the availability of credit to prospective franchisees and general economic conditions.

Identification of Material Weaknesses in Controls and Procedures

We are required to maintain disclosure controls and procedures that are designed to provide a reasonable level of assurance that information we are required to disclose in our reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to management, including our President and Chief Financial Officer (CFO), as appropriate, to allow timely decisions regarding required disclosure.

Our management also is responsible for establishing and maintaining internal control over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.  Internal control over financial reporting includes  policies and procedures that (i) p ertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (ii) p rovide reasonable assurance that transactions are recorded as necessary to permit preparation of our financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) p rovide reasonable assurance regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Our management does not expect that our disclosure controls and procedures or internal control over financial reporting will be effective in all instances.  There are inherent limitations in all control systems that reflect both resource constraints and the human factor as it relates to the application of a control system, including the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes.  Controls also can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls.  The design of any system of controls is based in part upon certain assumptions about the likelihood of future events and any design may not succeed in achieving its stated goals under all potential future conditions.

In connection with the preparation of unaudited financial statements for the quarter ended September 30, 2008, management of TVFC, which became our subsidiary after the share exchange transaction consummated on November 20, 2008, determined that TVFC had material weaknesses in its internal controls over financial reporting and, consequently, weaknesses in our disclosure controls and procedures.  A material weakness in internal control over financial reporting is defined by the Public Company Accounting Oversight Board’s Audit Standard No. 5 as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis.  A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the Company's financial reporting.

Management became aware of the accounting irregularities in the course of reviewing monthly financial operations reports for the month ended September 30, 2008 that demonstrated a significant decline in TVFC's gross profit percentage over the previous several months.  In an itemized review of the monthly financial information for the several prior quarters, management of TVFC was unable to account for approximately $200,000 of inventory that TVFC had purchased that was not the subject of corresponding sales orders.  During the course of TVFC's preliminary investigation of the matter in September 2008, management discovered that certain employees were committing fraud against the Company by stealing inventory and reselling it pursuant to fraudulent sales orders that were never submitted to the Company.  These employees were retaining the sale price of the inventory and, in some cases, using Company employees to fabricate and install the products on Company time using Company equipment and vehicles.

We reported the loss resulting from the theft of inventory in our unaudited financial statements for the quarter ended September 30, 2008 and the numerical information included in those financial statements is accurate.  However, the notes to the financial statements did not discuss the theft or provide an explanation for the declining financial performance, as we continued to investigate the circumstances surrounding the incidents.  Furthermore, while the management's discussion and analysis portion of the Current Report on Form 8-K (filed with the SEC on November 26, 2008) made reference to a decline in our gross profit resulting from personnel problems in our fabricating and installation departments, noting that we addressed these issues by re-defining the roles of our staff responsible for fabrication and installation and by restructuring our work force, it did not make reference to the theft or the weaknesses in our internal controls and procedures.

In connection with its investigation of the unaccounted for inventory, management of TVFC identified the following material weaknesses to TVFC’s (and, after consummation of share exchange on November 20, 2008, the Company's) internal control over financial reporting:

Entity Level Controls:

The Company failed to develop and maintain a company wide anti-fraud program over the initiating and processing of financial transactions, as well as other company-wide procedures which may have an impact on internal controls over financial reporting.

Inventory and Labor Utilization Control:

Senior management failed to maintain sufficient oversight over inventory usage and labor utilization.   As an example, this lack of proper oversight allowed certain trusted employees to fabricate, ship and install products for fraudulent jobs.

Because of the material weaknesses in our internal control over financial reporting, our President and CFO concluded that the Company did not maintain effective disclosure controls and procedures at a reasonable assurance level as of September 30, 2008 and December 31, 2008.

During the last fiscal quarter of 2008, management took what it believed to be appropriate action to address these material weaknesses in our internal control over financial reporting, which actions constituted changes in our internal control over financial reporting that materially affected our internal control over financial reporting for that period, including:

•
Personnel Changes:  Our primary responses to rooting out the fraud were to terminate those identified as the perpetrators and to redefine the roles of the managers of our accounting department, customer service department and installation department.  The underlying premise of the changes in our managers' roles is to distribute accountability for transactions within each of the core elements of our operations among multiple departments.  These changes are intended to ensure that each material transaction is examined by more than one individual, a safeguard that we believe will significantly reduce the possibility that a fraudulent transaction would go undetected or unreported to senior management.

•
Inventory Control Procedures:  We developed a series of controls and procedures to monitor the flow of inventory through each stage of our operations.  Inventory is reconciled with materials purchased and received against jobs scheduled and the analysis reports are reviewed by senior management.  Material variances between inventory inspected and inventory requirements for booked orders are reported to management immediately.  We also are developing returned goods procedures that will account for materials returned from jobsites (for scrap or reuse) which will allow us to determine the true material usage and gross profit.

In addition to the foregoing, management more closely oversees all aspects of operations.  More importantly, management reviews gross profit components and percentages on a monthly basis to ensure that inventory is properly accounted for.  We believe that these controls not only address the material weaknesses but also focus management's attention on the economics of our business, allowing them to develop strategies to improve operating efficiencies.

The remediation of the material weaknesses described above has been among our highest priorities.  Our board of directors (which serves as our audit committee) will continually assess the progress and sufficiency of these initiatives and make adjustments as and when necessary.

Management believes that the actions taken during the fourth quarter of 2008 have remediated the weaknesses in our disclosure controls and procedures that existed as of the quarter ended September 30, 2008 and the year ended December 31, 2008.  We did not detect any further instances of fraud or other weaknesses in our disclosure controls and procedures in either the first or second quarters of 2009 and, in both quarters,  recorded a significant increase in gross profit as a percentage of revenue compared to the prior four quarters, which we believe demonstrates that we are recognizing revenue on all the raw materials we purchase.  In the course of evaluating our disclosure controls and procedures during each of the first two quarters of 2009, our management concluded that they were effective at a reasonable assurance level, as disclosed in our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as filed with the SEC on May 15, 2009 and August 13, 2009, respectively.

We are required to evaluate our internal control over financial reporting in order to allow management to report on their effectiveness on an annual basis, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC.  These laws and regulations provide that management's evaluation of the effectiveness of our internal control over financial reporting are required to be based on a suitable, recognized control framework that is established by a body or group that has followed due-process procedures, including the broad distribution of the framework for public comment.  We are in the process of implementing the principles and standards presented in "Internal Control — Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and we expect that the assessments of and report on our internal control over financial reporting will be based upon the COSO principles and standards commencing with the year ending December 31, 2009.

Commencing with the fiscal year ending December 31, 2009, our independent auditor will be required to attest on management’s report on internal control over financial reporting.  We will be required to disclose the results of each of management's report and our independent auditor’s attestation on management’s report in our annual report on Form 10-K for the fiscal year ending December 31, 2009.  While we anticipate being compliant with the requirements of Section 404 for our fiscal year ending December 31, 2009, we cannot be certain as to the impact our conclusions or our auditor's report thereon may have on our operations.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates (See Note A in the Notes to Financial Statements).

Revenue recognition

We record customer deposits on sales as a current liability when received and we recognize revenues when installations of the products are complete.

Accounts Receivable

We require a down payment toward the purchase price at the time a sales agreement is signed and the balance at completion of installation, which minimizes our accounts receivable.  Bad debt losses have been minimal (less than .3% of revenue since inception of the Company), and we record them as they are incurred.

Inventory

Inventory is stated at the lower of average cost or market value.  Inventory consists of raw materials (approximately 80%) and fabricated materials awaiting installation (approximately 20%).  We currently purchase all of our vinyl products from a single source and any interruption in supply, decline in quality or increase in price could adversely affect our business and results of operations.  Our contract with this supplier provides for significant discounts on raw materials purchased upon achieving certain specified purchase quotas.  All financial information in this prospectus and in our financial statements relating to our cost of materials is net of the discount we receive.

Results of Operations

Comparison of the Three Months Ended June 30, 2009 and 2008

Income:  “Income” represents the sales price of installed jobs.  Income for the second quarter covered by this report was $800,403, a decrease of 33% compared to sales of $1,189,776 during the second quarter of 2008.  We believe that such decrease is directly correlated to the general weakness in the national economy, the fact that homeowners either do not have the disposable income to allocate to home renovation projects or have elected not to spend their disposable income on fence or decking projects at this time and tight consumer credit conditions, including a decline in the amount available to consumers under home equity lines.   As our vinyl supplier has increased the prices of raw materials, we have been able to pass these increases on to our customers.  The price of vinyl components represents a relatively small percentage of the total cost of each job, and even a ten percent increase in the price we pay for vinyl would represent an immaterial increase in the price we quote to a customer for a job.  We do not believe that price increases have had a material effect on our income or negatively impacted our competitive position.

Gross Profit:  Gross profit decreased from $598,472 for the 2008 period to $429,987 for the 2009 period, a decrease of 28%; however, the gross profit percentage increased from 50.3% in 2008 to 53.7% in 2009.  We attribute the increase in the gross profit percentage directly to the various personnel adjustments we made when we learned that certain employees had been defrauding the Company by stealing materials and reselling and installing them for their own benefit.  These adjustments included terminating the employees involved, re-defining the roles of our staff responsible for fabrication and installation, improving control procedures, restructuring our work force and increasing the involvement of our accounting manager in inventory control.  These issues and our reaction and remediation efforts are more fully described in our annual report on Form 10-K for the year ended December 31, 2008.

Expenses:

Advertising and marketing expense during the second quarter of 2009 was $46,397, a decrease of $11,532, or 20%, from the second quarter of 2008 in which we expended $57,929.  The decrease represents modifications to our advertising and marketing programs resulting from our ongoing effort to identify and adjust the proper mix of advertising media to maximize the effectiveness of the advertising media we select and the return on advertising investment.

Selling, general and administrative expenses decreased from $98,677 during the second quarter of 2008 to $79,251, or 20%, during the second quarter of 2009.  The decrease was due primarily to decreases in travel, meals and entertainment expenses.

Payroll expenses increased from $195,558 to $267,900, an increase of $72,342, or 37%, due primarily to officer pay increases.

Professional fees decreased from $58,961 during the 2008 period to $50,785 during the corresponding 2009 period, or 14%.  The decrease was due primarily to decreases in legal and auditing fees, offset by franchise consulting of $9,500.

Income taxes decreased from $27,500 in 2008 to $200 in 2009, due to the Company making a profit in 2008 and recording a loss in 2009.

Comparison of the Six Months Ended June 30, 2009 and 2008

Income:  “Income” represents the sales price of installed jobs.  Income for the first two quarters covered by this report was $1,484,911, a decrease of 28% compared to sales of $2,071,455 during the first two quarters of 2008.  We believe that such decrease is directly correlated to the general weakness in the national economy, the fact that homeowners either do not have the disposable income to allocate to home renovation projects or have elected not to spend their disposable income on fence or decking projects at this time and tight consumer credit conditions, including a decline in the amount available to consumers under home equity lines.   As our vinyl supplier has increased the prices of raw materials, we have been able to pass these increases on to our customers.  The price of vinyl components represents a relatively small percentage of the total cost of each job, and even a ten percent increase in the price we pay for vinyl would represent an immaterial increase in the price we quote to a customer for a job.  We do not believe that price increases have had a material effect on our income or negatively impacted our competitive position.

Gross Profit:  Gross profit decreased from $994,493 for the 2008 period to $811,407 for the 2009 period, a decrease of 18%; however, the gross profit percentage increased from 48.0% in 2008 to 54.6% in 2009.  We attribute the increase in the gross profit percentage directly to the various personnel adjustments we made when we learned that certain employees had been defrauding the Company by stealing materials and reselling and installing them for their own benefit.  These adjustments included terminating the employees involved, re-defining the roles of our staff responsible for fabrication and installation, improving control procedures, restructuring our work force and increasing the involvement of our accounting manager in inventory control.  These issues and our reaction and remediation efforts are more fully described in our annual report on Form 10-K for the year ended December 31, 2008.

Expenses:

Advertising and marketing expense during the first two quarters of 2009 was $81,137, a decrease of $14,979, or 16%, from the first two quarters of 2008 in which we expended $96,116.  The decrease represents modifications to our advertising and marketing programs resulting from our ongoing effort to identify and adjust the proper mix of advertising media to maximize the effectiveness of the advertising media we select and the return on advertising investment.

Selling, general and administrative expenses decreased from $193,599 during the first two quarters of 2008 to $164,904, or 15%, during the first two quarters of 2009.  The decrease was due primarily to decreases in travel, meals and entertainment expenses.

Payroll expenses increased from $509,759 to $520,046, an increase of $10,287, or 2%, due primarily to employee pay increases.

Professional fees increased from $87,102 during the 2008 period to $134,654 during the corresponding 2009 period, or 55%.  The increase was due primarily to increases in franchise consulting  of $9,500, legal fees of $26,000, and auditing fees of $15,000, in the latter two cases for the professional services rendered in connection with the share exchange we consummated in November 2008 and the filings made with the SEC as a result thereof.

Income taxes decreased from $27,700 in 2008 to $400 in 2009, due to the Company making a profit in 2008 and a loss in 2009.

Comparison of the Years Ended December 31, 2008 and 2007

Income: Income for the year ended December 31, 2008 was $4,157,860, an increase of $224,648, or 5.7%, from $3,933,212 for the comparable period in 2007. The increase was the result  of increased focus on marketing and sales.

Gross Profit:  Gross profit decreased from $2,070,324 in 2007 to $2,032,606 in 2008, a decrease of 1.8%, and the gross profit percentage declined from 52.6% in 2007 to 48.9% in 2008.  The decreases were due to personnel problems in our fabricating and installation departments.  We have addressed these issues by terminating three employees. re-defining the roles of our staff responsible for fabrication and installation, restructuring our work force, and increasing the involvement of the accounting manager in inventory control, which we believe have rectified the problem.

Expenses:

Advertising and marketing expense increased $10,648 or 5.7% to $196,660 in 2008, as we identified the proper mix of advertising media to attract customers and grow our business.

Selling, general and administrative expenses increased from $362,321 in 2007 to $401,775, or 10.9%, in 2008.  The $39,454 increase was due primarily to increases of $20,000 in fuel expense, $16,000 in depreciation and $27,000 in insurance (health, liability and umbrella coverage), offset by a $30,000 decrease in travel, meals and entertainment expenses.

Payroll expenses increased from $646,918 to $984,605, an increase of $337,687 or 52.2%.  The was due to the conversion of $152,000 of notes receivable from the two principals to salary, and the classification of distributions in October, November and December 2008 to the two principals as salary rather than as dividends.

Professional fees increased from $110,267 to $199,933, or 81.3%.  This was due primarily to increases in information technology consulting of $18,000, marketing of $13,000, and legal and accounting fees in connection with the Share Exchange Agreement and the audit of the financial statements of $56,000.

Rent expense was relatively unchanged between periods.

Interest expense increased from $21,987 in 2007 to $47,273 in 2008.  The 115% increase was due primarily to credit card fee increases of $19,000 and financing discount increases of $4,000, both relating to customers who finance their purchases.  Credit card fees average 3%.  Financing discount rates range from 2.75% for three-month financing to 7.25% for 18-month financing.

Income Taxes were $50,000 in 2008, resulting from the Company’s election to be treated as a Subchapter C corporation under the Internal Revenue Code of 1986, as amended (the "Code"), as opposed to a Subchapter S corporation under the Code, as of January 1, 2008.

Comparison of the Years Ended December 31, 2007 and 2006

Income: Income for the year ended December 31, 2007 was $3,933,212, an increase of $1,207,586, or 44.3%, from $2,725,626 for the comparable period in 2006. The increase was the result of increased focus on marketing and sales, including increased advertising and marketing expenses.

Gross Profit:  Gross profit increased from $1,382,483 in 2006 to $2,070,324 in 2007, an increase of 49.8%, and the gross profit percentage increased from 50.7% in 2007 to 52.6% in 2007.  These increases were due to improved management of labor and material costs.

Expenses:

Advertising and marketing expense increased $31,100 or 20.1% to $186,012 in 2007, which contributed to the increase in income.

Selling, general and administrative expenses increased from $242,157 in 2006 to $362,321, or 49.6%, in 2007.  The $120,164 increase, was due primarily to increases of approximately $16,000 in vehicle expense, $18,000 in insurance (health, liability and umbrella coverage), $40,000 in small tools, and $40,000 in travel, meals and entertainment expenses.

Payroll expenses increased from $468,215 to $646,918, an increase of $178,703 or 38.2%.  This was due primarily to the addition of staff personnel to handle the increased volume of business.

Professional fees increased from $79,278 to $110,267, or 39.1%.  The $30,989 increase was due primarily to an increase of approximately $43,000 for marketing, offset by a decrease in financial consulting of approximately $9,000.

Rent expense was relatively unchanged between periods.

Interest expense increased from $12,436 to $21,987, or 76.8%, due to interest related to line of credit borrowing and increased use of financing by customers.

Liquidity and Capital Resources

Our current capital requirements are allocated principally among payroll; selling, general and administrative expenses; rent; and advertising and marketing expenses.  Historically, we have financed our business with cash flow from operations and borrowings under a revolving bank line of credit.  We do not anticipate making any significant capital additions in 2009 other than in connection with the development and implementation of our franchise program.

We believe that our existing capital resources and liquidity position will be sufficient to satisfy all of our purposes over the next twelve months, including the development and implementation of the first phases of a franchise organization, as more fully described below under the heading "Capital Requirements."

Even in the event that the economic recession persists over the remainder of 2009, we are optimistic that we will have available the capital resources necessary from revenue and our line of credit to develop and implement the initial phases of our franchise program and other corporate purposes, as necessary.

If product sales do not rebound during the remainder of 2009 or if they decline significantly, we will seek to reduce overhead by discharging installers and administrative personnel.  Since our sales personnel are remunerated by way of commissions only, a decline in sales results in a corresponding reduction in our sales commissions expense.  A continued decline in sales would reduce income which would reduce the Company’s liquidity position.  However, unless there is a further significant downturn in the economy and our sales, we believe that we can remain profitable and maintain or improve our current financial position.

Our operating results, financial condition and liquidity position are enhanced significantly by virtue of substantial discounts we receive on vinyl products from our supplier to the retail market price at which such products are sold.  The discounts are conferred upon achieving certain minimum quarterly purchases of products.  We have met these purchase quotas in each quarter of our existence and do not, even under the most dire economic conditions, foresee failing to reach them.  However, if we do not achieve the purchase quotas, the price we pay for raw materials would increase significantly, which would adversely impact our financial condition.  Without a corresponding increase in the prices we charge to our customers, which we are not certain would allow us to maintain our competitive position, our operating results and liquidity would decline.

The agreement with our vinyl products supplier includes other terms that may impact our liquidity and financial condition.  For example, our supplier does not offer us any rebates or incentives, provisions that might be expected to be included in agreements of this nature.   Moreover, we have a right of return but there is a 20% restocking fee; however, returns have not been significant, and restocking fees always have been waived by the supplier.

Cash Flows

Three Months Ended June 30, 2009 and June 30, 2008

Cash and Cash Equivalents

Our cash and cash equivalents were $238,992 at June 30, 2008, and decreased to $171,149 by June 30, 2009, due primarily to a decrease in net income in 2009..

Net cash provided by operating activities

Net cash provided by operating activities was $80,216 for the three months ended June 30, 2009, compared to $251,731 for the three months ended June 30, 2008.  The $171,515 decrease was primarily attributable to a decrease in net income of $174,000.

Net cash used in investing activities

Net cash used in investing activities was $908 for the three months ended June 30, 2009, compared to $26,245 for the three months ended June 30, 2008.  The $25,377 decrease was due to the 2008 purchase of leasehold improvements and equipment.

Net cash used in financing activities

Net cash used in financing activities was $18,783 for the three months ended June 30, 2009 compared to $114,829 for the three months ended June 30, 2008, an increase of $96,046, due primarily to the payment of $110,000 of dividends in 2008, offset by debt payments in 2009.

Six Months Ended June 30, 2009 and June 30, 2008

Cash and Cash Equivalents

Our cash and cash equivalents were $238,992 at June 30, 2008, and decreased to $171,149 by June 30, 2009, due primarily to a decrease in net income in 2009.

Net cash provided by operating activities

Net cash provided by operating activities was $21,518 for the six months ended June 30, 2009, compared to $218,796 for the six months ended June 30, 2008.  The $197,278 decrease was primarily attributable to a decrease in net income of $174,000 and a decrease in customer deposits of $32,000.

Net cash used in investing activities

Net cash used in investing activities was $$908 for the six months ended June 30, 2009, compared to $28,041 for the six months ended June 30, 2008.  The $27,133 decrease was due to the 2008 purchase of leasehold improvements and equipment.

Net cash provided by financing activities

Net cash provided by financing activities was $35,639 for the six months ended June 30, 2009 compared to $86,015 net cash used in the six months ended June 30, 2008, an increase of $121,654, due primarily to the payment of $230,000 of dividends in 2008, offset by an increase in note payable to shareholders of $152,000 in 2008 and net proceeds from line of credit borrowings of $36,000 in 2009..

Years ended December 31, 2008 and December 31, 2007

Cash and Cash Equivalents

Our cash and cash equivalents were $134,251 at December 31, 2007, and decreased to $114,901 by December 31, 2008.

Net cash provided by operating activities

Net cash provided by operating activities was $164,815 for the year ended December 31, 2008, a decrease of $434,500 from $599,315 for the year ended December 31, 2007.  The decrease was primarily attributable to a decrease in net income of $580,034, offset by an increase in accounts payable and accrued expenses of $120,279 and other working capital items, net.

Net cash used in investing activities

Net cash provided by investing activities was $109,691 for the year ended December 31, 2008, an increase of $230,060 from $120,369 used in operations for the year ended December 31, 2007.  The increase was primarily attributable to the purchase of four vans and machinery in 2007 and the conversion of $152,000 of notes receivable from the two principals to salary in 2008.

Net cash used in financing activities

Net cash used in financing activities was $293,857 for the year ended December 31, 2008 compared to $371,191 for the year ended December 31, 2007, a decrease of $77,334, or 20.8%.  The decrease primarily was attributable to a decrease in dividends of $77,000 paid to the two principals of the Company, and the sale of common stock of $61,100, all offset by a net change in vehicle and  equipment financing proceeds less principal payments of $44,628 and line-of-credit payments of $17,945 in 2007.

Contractual Obligations and Off-Balance Sheet Arrangements

We have certain fixed contractual obligations and commitments.  The table below summarizes our contractual obligations as of December 31, 2008 and for the future periods identified.  The development of our franchise program, changes in our business needs and other factors may result in our incurring significant future obligations which would impact our cash and liquidity position and requirements.  We cannot provide certainty regarding the timing and amounts of payments.
Payments Due By Period
Contractual Cash Obligations	Total	Less than One Year	1-3 Years	3-5 Years	After 5 Years
Capital Leases (1)	$53,295	$18,647	$31,387	$3,261	$-0-
Operating Leases (2)	$234,630	$104,280	$130,350	$-0-	$-0-
Total Contractual Cash Obligations	$287,925	$122,927	$161,737	$3,261	$-0-

(1)	Capital Leases – Represents amounts due under purchase contracts for vehicles and equipment with interest rates varying from 4.9% to 6.9%.
(2)	Operating Leases - TVFC leases its 10,000 square foot facility under a non-cancelable lease arrangement that expires in March 2011. The lease is guaranteed by one of the TVFC’s stockholders.
(3)	TVFC has available to it a $100,000 line of credit. Borrowings under the line of credit totaled $26,000 as of August 31, 2009. The interest rate is prime plus 3 percentage points.

We are not party to any off-balance sheet arrangements.

Capital Requirements

Over the next twelve months, we will commence building a national franchise program.  As described below, we expect that the cost to us to implement the first two phases of our franchise program, including the fees of our franchise consultant and franchise license fees and costs for registration of our franchise program in the States of California and Washington, will not exceed $50,000, as more fully described below.

We recently engaged a franchise consultant to assist with the development of the program.  We are only beginning to establish the parameters of our organization and we cannot estimate the costs associated with its deployment on a national basis.  We are advised by our franchise consultant that the costs to develop and implement the program and maintain the organization are highly variable and are a function of numerous factors, such as the number of jurisdictions in which franchisees are located and the specific jurisdictions selected (which will bear on franchise registration fees to be paid); the geographical location of our franchises (close in proximity to each other or widely separated – which will bear on advertising and other costs); the extent of the advertising efforts we may employ and the additional infrastructure we may require to manage the organization.

We expect to implement our franchise program in phases.  The first phase will encompass the preparation, with the assistance and guidance of our franchise consultant, of the preponderance of the documentation required to develop and implement the program.  This includes documents mandated by the government and internal organizational documentation.  We anticipate that this approach will reduce the program's organizational costs significantly.  In the second phase, we will apply to register to sell franchises in the States of California and Washington.  Initially, it is our intent to sell franchises in relatively close proximity to our principal offices in Orange County, California.  We believe that we can more competently and efficiently manage, support and oversee the development of franchises closer to our home office.  We expect that the success of our efforts in California and Washington will influence directly our decision as to when to commence offering franchises in other jurisdictions.  Success will be measured not only by the number of franchises we sell and their performance but also by our ability to manage our operations and provide the level of support necessary to ensure the success of our franchisees.

We do not currently expect to engage any additional internal personnel to manage the process and consideration as to future staffing requirements will be dictated by the growth and requirements of the program.  We may seek to outsource facets of the development and operation of the franchise program to avoid the burdens of building infrastructure and to take advantage of the expertise of industry professionals.  We may engage consultants to assist with franchise organizational matters, such as legal counsel to assist with preparation of franchise registration applications, and professionals who engage in franchisee recruitment, to whom we may pay finders' fees, and advertising.

We hope that we will be in a position to offer franchises in California and Washington in early 2010.

Once a franchise program has been developed, we expect to allocate significant cash resources to advertising, both to recruit franchisees and to fund advertising on behalf of our franchisees, marketing staff, accounting staff and general and administrative expenses, as well as the costs and expenses of any outsourced operations.  We cannot currently estimate the costs associated with these elements of the program, as they may vary significantly.  We anticipate that these costs will be more than offset by franchise fees and royalties we will earn from franchisees.  Future costs will be contingent on the performance of the program, the speed with which we determine to expand into additional jurisdictions into which we will offer franchises and the size of the organization.

It is our intention to fund the above described first phases of our franchise organization internally from capital generated from operating revenue from our existing retail location and our line of credit (of which $74,000 is available for use at August 31, 2009 or extends significantly longer than financial experts anticipate, we may be required to seek external funding.  As of August 31, 2009, we have incurred costs and expenses in connection with the development of our franchise program of approximately $15,000 and expect that we will expend no more than an additional $20,000 through the end of 2009.

In the event we require capital for any purpose, we may seek to secure third-party financing.  The nature of the financing, debt or equity, will be dependent upon current market conditions and availability.  We cannot be certain that such capital will be available to us on favorable or acceptable terms, or at all.

Outlook

Demand for our products can be linked to changes in the health of the economy in general and the level of activity in home improvements.  These activity levels, in turn, are affected by such factors as consumer confidence, home equity values, home equity loan withdrawals, consumer spending habits, reasonably attainable consumer credit, income, interest rates and inflation.  These factors are all currently in poor positions, and indications are that they will remain that way in the near-term.  We believe that these factors have resulted in decreased home improvement spending, which caused our sales and results of operations to decline for the quarter ended March 31, 2009.  We are managing our business on the basis that there will not be any significant improvements in market conditions during the foreseeable future.

While we expect that current business conditions will persist or improve only slightly over the remainder of calendar year 2009, we continue to believe that our business model is fundamentally sound.  We believe that the range of quality products we offer combined with our marketing approach will continue to attract customers and that we can return quickly to pre-recession sales levels at our retail location as the economy rebounds.  We think that these key elements of our business will be attractive factors to franchisees and leads us to believe that our growth strategy, predicated on launching a national franchise program in 2010, will fill a niche that can generate significant growth over the longer term.

The performance of our franchise program may depend, in part, on the availability of credit to prospective franchisees.  Most franchises are acquired by franchisees utilizing a combination of personal investment and third-party financing.  In light of current adverse economic conditions marked by tight credit, prospective franchisees may have difficulty obtaining the financing required to purchase a franchise from us.  If credit is not available to these prospects, franchise sales may be sluggish or we may not sell any franchises, which would adversely affect our results of operations and liquidity and impact our ability to expand the franchise program into additional jurisdictions.

Until the advent of more promising economic conditions, we will take a conservative approach to our business generally and to the development of our franchise program specifically.  We will be deliberate in the expansion of our franchise organization, to avoid over-extending our financial resources, and we will carefully plan when and how we penetrate new territories.  We are hoping that the credit crisis will have abated to some degree  by the time we are prepared to launch our franchise program in 2010 and that credit will be more readily available from private sources and from the government sector, such as through the Small Business Investment Company (SBIC), or that the Small Business Administration will be in a position to guarantee more loans to entrepreneurs, which would facilitate the acquisition of loans by our prospects.

Quantitative and Qualitative Disclosures About Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts.  Our financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable.

Effects of Inflation

We do not believe that our sales or operating results have been materially impacted by inflation during the periods presented in our financial statements. There can be no assurance, however, that our sales or operating results will not be impacted by inflation in the future.

Recent Accounting Pronouncements

In February 2007, the FASB issued Statement of Financial Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.

  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments, and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 17, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements”.  No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption.  Early adoption of the standard is not expected to have a material effect on the Company’s results of operations or its financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations (“SFAS 141R”).  SFAS 141R will significantly change the accounting for business combinations in a number of areas, including the treatment of contingent considerations, contingencies, acquisition costs, IPR&D and restructuring costs.    In additions, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense.  SFAS 141R is effective for fiscal years beginning after December 15, 2008.  The Company has not yet determined the impact, if any, of SFAS 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non Controlling Interests in Financial Statements, an amendment of ARB No. 51”.  SFAS 160 will change the accounting and reporting of minority interests, which will be re-characterized as non-controlling interests (NCI) and classified as a component of equity.  This new consolidation method will significantly change the account with minority interest holders.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  The Company has not yet determined the impact, if any, of SFAS 160 on its financial statements.

CORPORATE HISTORY

Development of the Business

We originally were incorporated under the name Red Oak Concepts, Inc. in the State of Delaware on May 24, 2007 to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination.  On October 9, 2007, our board of directors and the holders of all of our outstanding shares of common stock approved a change of domicile of the corporation by merging with a Nevada corporation titled Red Oak Concepts, Inc.  The merger between the Delaware corporation and the Nevada corporation was effective on December 4, 2007.

On August 15, 2007, we filed a registration statement on Form 10-SB to register our class of common stock under the Exchange Act that became effective as of October 14, 2007.

On November 20, 2008, we entered into the Share Exchange Agreement with TVFC and all of its shareholders to acquire all of the outstanding shares of that corporation's common stock in exchange for an aggregate of 22,100,000 shares of our common stock, as described below.

On November 21, 2008, we amended our articles of incorporation to change our name to Vinyl Products, Inc.

TVFC was organized under the laws of the State of California on April 18, 2003.  TVFC funded its organization and operations through founder contributions.  In the spring of 2003, TVFC began marketing its products to the public and in November 2003, it entered into a vinyl products supply agreement with U.S. Polymers, Inc.  The principals of TVFC began to formulate the sales and marketing plan currently employed by the Company prior to organizing the Company and have continually refined their approach based on carefully monitored results of marketing activities.

TVFC began generating revenues from operations and realized a net profit from operations, exclusive of payments to shareholders, in its first year of operations.   TVFC has realized an increase in revenues in each of its six years of operation.

Through 2007, TVFC elected to be treated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and all of its profits were distributed to its shareholders as dividends.   The shareholders of TVFC elected to convert the Company to a Subchapter C corporation under the Code as of January 1, 2008.

The Share Exchange

On November 20, 2008, we entered into a Share Exchange Agreement with TVFC and its shareholders to acquire all of the outstanding shares of that corporation's common stock in exchange for an aggregate of 22,100,000 shares of our common stock.  Upon the acquisition, TVFC became our wholly owned subsidiary and we acceded to the business conducted by TVFC.

Under the Share Exchange Agreement:

•	we exchanged one share of our common stock for each outstanding common share of TVFC;

•	we agreed to honor and assume options granted by TVFC to its employees to purchase up to 133,800 shares of common stock, which are exercisable at a price of $.50 per share through September 2009;

•
the board of directors and management of our Company resigned and appointed Gordon Knott and Garabed Khatchoyan , each of whom serves as a director of TVFC, to serve on our board of directors and serve as the president and secretary of our Company, respectively;

•	we agreed to amend our articles of incorporation to change our name to "Vinyl Products, Inc."; and

•	the transaction was structured to qualify as a “tax-free transaction” under the Internal Revenue Code of 1986;

Other Agreements of the Parties under the Share Exchange Agreement

In addition to the transactions described above, the parties entered into the following transactions as provided in or required by the Share Exchange Agreement:

•
On the closing of the share exchange, Susan Zachmann, Katherine Daniels and Barbara Deadwiley, the three holders of the Company's outstanding shares of common stock prior to the share exchange, returned an aggregate of 300,000 shares of common stock to the treasury of the Company, so that after giving effect to the return of such shares, these persons owned an aggregate of 700,000 shares of our common stock;

•
Susan Zachmann and Katherine Daniels contributed to the capital of the Company all amounts of principal and interest due to them under promissory amounts evidencing loans made by each them to the Company in the principal amount of $14,950 ($29,950 of principal in the aggregate); and

•
We agreed to register for public resale under the Securities Act pursuant to a registration rights agreement described below, an aggregate of 3,133,800 shares of our common stock, including (i) 2,300,000 exchange shares; (ii) 700,000 shares of our common stock held by holders thereof upon to the closing of the share exchange (representing all outstanding shares of common stock on such date prior giving effect to the issuance of the shares under the Share Exchange Agreement), subject to their entering into a Lock-Up/Leak Out Agreement, described below, and (iii) 133,800 shares of common stock issuable upon the exercise of options we assumed under the Share Exchange Agreement.  The holders 2,000,000 shares in the share exchange subsequently declined to cause the Company to register the shares they received.

On the closing of the share exchange, we entered into a registration rights agreement with the holders of the shares of common stock described in the foregoing paragraph which governs the terms and conditions upon which we agreed to register their shares of common stock and the shares of common stock issuable upon exercise of the options for public resale under the Securities Act.  We agreed to file such registration statement within 90 days of the closing of the share exchange, subject to our right to withdraw or delay the filing of the registration statement under certain circumstances without penalty, and to pay all costs and expenses incident to such registration.  We agreed to maintain the effectiveness of the registration statement for a minimum of twelve months following its effective date.  A more detailed discussion of the registration rights agreement is set forth under the heading "Description of Securities – Registration Rights."

Also on the closing of the share exchange, we entered into a series of Lock Up/Leak Out Agreements with the holders of an aggregate of 2,700,000 shares of our common stock, which includes those persons who held all 700,000 outstanding shares of our common stock prior to the closing of the share exchange and those holders of TVFC's common stock who were not affiliates of TVFC on the date of the share exchange with TVFC, who received a total of 2,000,000 shares of our common stock in the share exchange.  Under the Lock Up/Leak Out Agreements, all stockholders have agreed that (i) they will not sell or transfer any shares of our common stock held as of the consummation of the share exchange until six months after the effective date of the registration statement that includes their shares to be filed pursuant to the Registration Rights Agreement (other than to their affiliates, who must agree to the terms of the Lock Up/Leak Out Agreement upon such transfer), and (ii) after the end of that six-month lock up period, such persons (or their transferees) will not sell or transfer more than 1/36th of the number of share of common stock originally owned by such person during each month thereafter.  Additional detail concerning the Lock Up/Leak Out Agreements is included in the section titled "Selling Stockholders – Lock Up/Leak Out Agreements," appearing on page 47 of this prospectus under the heading titled "Issuances of Securities being Offered - Share Exchange Transaction."

The Share Exchange Agreement and the transactions described therein were approved by the unanimous written consent of the respective boards of directors and stockholders of our Company and TVFC.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with TVFC as the acquirer and Red Oak Concepts, Inc. as the acquired party.  The accounting rules for reverse acquisitions require that beginning November 20, 2008, the date of the reverse acquisition, our balance sheet includes the consolidated assets and liabilities of TVFC and our equity accounts were recapitalized to reflect the net equity of TVFC.  When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of TVFC unless the context suggests otherwise.

OUR BUSINESS

Overview

We market and install a wide variety of aesthetically durable, low-maintenance vinyl products, including fencing (both privacy and ornamental), patio covers, decking, railing and trim categories.  Our products are used largely in renovation and remodeling by our customers who include homeowners and homeowner associations.

We differentiate our Company from others in the industry on the basis of the approach we take to marketing, sales and the level of service we offer our customers.  Our marketing efforts are designed to capture information about prospective purchasers of exterior vinyl products early in the buying cycle.  We periodically communicate with them over the course of the decision-making process to educate and consult with them about vinyl products generally, the purchasing and installation process and the ownership experience.  Our goal is to demonstrate to prospects that we offer the best value for their money in that we provide a worry-free ownership experience that we believe is not available from other independent retailers, contractors or the national home improvement chains.  By the time prospects are ready to consummate a purchase, we hope that they have concluded that we are the best, most practical choice with which to do business.

Our Industry

In 2006, the total demand for commercial and residential fencing in North America was estimated to be over 1 billion linear feet of installed fence valued at over $6 billion.  In 2006, demand for residential fencing was estimated to be nearly $3 billion of the total fence market value.

The residential fencing market consists of five major fence styles: privacy, post and rail, chain link, ornamental, and post and wire/wire mesh.  Privacy fence is the most prevalent fence style installed in the residential market, accounting for over 50% of total sales.  The fencing market may be segmented among the four distinct material categories: wood, metal, plastic and mineral-based or masonry materials.  Currently, wood is the dominant construction material used in residential fencing, followed by metal, together accounting for over 70% of total fence sales.

Plastics are relatively new materials in the fencing industry.  The dominant plastic material is polyvinyl chloride, or vinyl, which was introduced to the market in the late 1970s.  Vinyl achieved its product growth stage in the early 1990s and demand for vinyl fence has grown steadily.  Market acceptance of vinyl fence varies by region from over 30% penetration to less than 5% penetration.  Vinyl post-and-rail fence has successfully penetrated and displaced as much as 50% of wood in many regional markets. However, vinyl only has about a 16% share of the North American privacy fence market.

In addition to vinyl fence, other plastic-based fence materials include polyethylene, polystyrene, polypropylene and wood-plastic composites.  A recent study estimates demand for all plastic-based fence materials in the North American residential market to be over $600 million or nearly 25% of the total market in 2006.

Management believes that plastic-based fence will continue to grow in market share over the next five years, with the most significant growth in demand for vinyl and for new wood-plastic composite privacy fence.  It is expected that both materials will be replacing wood.  While the new wood-plastic fence products seem to have an edge over vinyl with respect to availability of a wide range of darker colors and the look and texture of wood, which seem to be preferable to consumers, plastic fence manufacturers have developed new privacy fence products with embossed wood grain and earth tone colors as well as low gloss to mimic wood.  Both vinyl and wood-plastic suppliers are looking to take advantage of the growing consumer demand for low-maintenance, non-shiny, plastic fence by tapping into the huge portion of the wood privacy market that will not consider white vinyl as an option.

The fencing industry in North America comprises: (i) manufacturers of fencing products, including all of the product material groups, numbering in the hundreds, (ii) distributors, including lumber yards and home centers that carry wood and vinyl fencing and (iii) independent sellers, contractors and installers of all sizes, such as our Company.  There are also numerous mail order companies that focus on the do-it-yourself consumer.  Manufacturers sell their products to all segments of the downstream supply chain.  Home centers and lumber yards generally sell products to contractors and homeowners.  Typically, homebuilders and home centers subcontract the installation of fencing to contractors.  Most product-specific retailer and general contractors install or arrange for installation of products.

Given the number of manufacturers of residential fencing products, components and systems in North America and the limited capital required to operate in our space, the barriers to entering into the market are insignificant.  In the retail space in which we operate, retailers that sell and install only fence, decks and related products and in which marketing and sales are directed to retail consumers, the market is typified by numerous small companies that seek to gain market share only in their limited geographic operating areas.  It is our experience that these entities typically employ rudimentary marketing and advertising programs and tend to be concerned with immediate product sales rather than building a business.  There are no national chains dedicated exclusively to the retail sale and installation of vinyl fencing and patio products, though we are aware of a company that is seeking to build a regional presence in the Western portion of the U.S. by acquiring local sellers/installers.

Recent studies suggest that certain trends are developing in the residential fence industry that may directly or indirectly impact our business, including:

•
Pressure-treated lumber, the industry standard, is being challenged by new materials, such as vinyl and wood composites, that are available in colors and supported by extended warranties similar to other building products.

•	With both contractors and homeowners faced with an array of new choices, branding is playing an increasingly important role.
•	Time-pressed homeowners are expecting to do less routine maintenance, including fence painting and repair.
•	Distributors are carrying a broader selection of fence and gates, and more brands than ever before.
•	A modular approach to fence design and construction has made it easier for contractors to install more product in less time.
•	New materials and their technical differences make distributor knowledge more important than ever for informing their customers.
•
Manufacturers in other building products areas have adapted their proprietary material technologies to fence, which could signify the entry of larger participants into the industry, which could alter the market significantly.

During periods of economic uncertainty, when spending on discretionary items is reduced, many homeowners forego the purchase of new homes and choose to improve their existing residences.  As the majority of our business is geared to remodeling, we do not believe that our business is as sensitive to these economic trends as the new home construction market.  We believe renovation or the addition of fences, patio covers, decks and railings to existing homes is an increasing trend and reflects an extension of the home.  However, we are uncertain as to the effect tightening credit and declining home values will have on our business, if any.

Our Key Competitive Strengths

We believe that we have developed a number of operating and institutional paradigms that provide us with important advantages over our competitors that we anticipate will enable us to implement and achieve our strategic growth plan.  These competitive strengths include:

•
Marketing and Sales Strategy:  We have developed and implement a marketing and sales strategy that emphasizes prospect development early in the purchasing cycle.  Our marketing materials seek to attract prospective purchasers by offering them neutral party information about exterior vinyl products in order to develop a trust between us.  We aim to educate and consult with prospects so that we are viewed as the only logical option in the context of a value-driven, as opposed to price-driven, purchase.  It has been our experience that diligent homeowners who research the buying process are willing to spend a little more for a worry-free purchasing and ownership experience.  We believe that our marketing and sales strategy can be replicated in any location and we will utilize this strategy at the franchises we will seek to develop in the future.

•
Service:  We take pride in the level of service we offer to customers and believe that our sales and installation practices contribute strongly to a positive, worry-free ownership experience among our customers.  We work closely with customers to educate them as to vinyl products generally and to assist them in the design of the ideal outdoor living space tailored to their personal preferences and the architectural motif of their home.  We install our own products in a manner so that our customers never have to think about their investment.  We believe that we offer a level of professional service beyond that provided by our competitors and that our commitment to service and quality differentiates us from other fence distributors and installers.  We are the only vinyl fence company in Orange County, CA with an A+ rating by the Better Business Bureau.

•
Management:  Our senior management team has operated the Company for six years, building revenue in each year of our existence.  One of our owners has been involved in the vinyl fence and patio cover industry for twelve years and is experienced with all aspects of our industry and business.

•
Quality of Product:  All of our products are manufactured from the highest quality co-extruded polyvinyl chloride, which maximizes strength and durability, and is ultra-resistant to UV damage.  Our products are engineered to last for the life of a home, are virtually maintenance-free and are not subject to the same functional disadvantages experienced by wood and other natural building materials, including the potential for warping, moisture damage, splintering and fragmentation, rot and insect infestation.

Our Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

Maximizing Efficiency and Profitability at our Existing Retail Location:  We will examine all facets of our operations at our existing retail facility, including the number of our sales and installation personnel and their duties and responsibilities, to maximize operating efficiencies and achieve optimum profitability.

Franchising:  We are not aware of any participant in the exterior vinyl products industry that operates on a national basis nor are we aware of any organization that is seeking to establish a nation-wide presence in the exterior vinyl product industry.  We believe that a significant opportunity exists to develop a national franchise to establish our products and Company as a unique brand and to exploit the anticipated increase in sales of outdoor vinyl products.  We will seek to become the dominant participant in the sale of exterior vinyl products on a national basis by developing a franchise program that will utilize our well conceived and sophisticated marketing and sales program.  We believe that our marketing and sales program represents a significant advancement compared to the techniques used by other retail sellers in the industry and that our approach can be replicated successfully in any geographic area.  A key element of our franchise program will be to offer franchise opportunities for relatively small markets that will be priced commensurate with the level of potential revenues that can be generated from that market.  We believe that we will benefit from the economies of scale derived from multiple franchises that will give us the opportunity to deploy national advertising and promotional programs that are beyond the financial and creative capabilities of other retail sellers of exterior vinyl products.  The development of a successful franchise operation would represent the possibility to compound revenue growth without requiring a corresponding increase in infrastructure, which we expect would add to our bottom line.  We believe that this will allow us to capture market share and build strong consumer brand awareness, which eventually may serve as a barrier to competitive entry to others on a national level.

Branding:  The development of a successful franchise operation would give us the opportunity to build and establish our Company and our products as national brands.  We will not seek to develop or implement a campaign to develop a brand but rather employ advertising and marketing strategies that focus on product sales.  As our franchise base grows in size and geographic scope, we believe that our products and Company name could develop naturally into a national brand.  We believe that our franchise program can provide the revenue to deploy a creative and sophisticated advertising and marketing campaign that is atypical in our industry and beyond the financial and creative means of other industry participants.

Our Products and Services

We offer a comprehensive line of aesthetically durable, low-maintenance products.  We believe that the range and variety of our product offerings allow consumers to design much of their outdoor living space using our products.  Our products include:

•	Fencing: privacy, picket, wall toppers, in white, tan or simulated wood (brown);
•	Patio Covers: solid and louvered in white or tan;
•	Decking: gray or brown;
•	Gazebos: white or tan;
•	Railings: white or tan; and
•	Gates: white, tan or simulated wood

We also sell the various hardware, accessories and other fixtures to finish the products we install.

The products we sell and install are manufactured from the highest quality polyvinyl chloride.  The vinyl is "co-extruded," which maximizes strength and durability and allows for the application of multiple surface layers to impart specific properties such as ultra-violet (UV) absorption, soft touch, matted finishes and energy reflection.  The manufacturer of our vinyl products, U.S. Polymers, Inc., advises us that the vinyl is manufactured with the highest UV inhibitors and Titanium DiOxide, a UV absorber that efficiently transforms destructive UV light energy into heat, in the industry.

Our products offer a number of significant advantages over wood in that they eliminate many of wood’s major functional disadvantages, which include warping, splitting and other damage from moisture. Unlike wood, our products are resistant to moisture damage, provide a splinter-free surface, do not rot and are not subject to insect infestation.  These features eliminate most of the on-going maintenance requirements associated with wood products and contribute to a worry-free ownership experience.  Though initially more expensive than comparable wood products, the durability and maintenance-free characteristics of our products render them less costly than wood over the life of the products.  Customers inform us that these attributes contribute significantly to their selection of vinyl over products manufactured from wood and other materials.

Vinyl manufactured by U.S. Polymers carries a limited 30-year replacement warranty.  In furtherance of our effort to provide the highest quality purchasing and ownership experience, we offer a one- year limited warranty on the installation workmanship.

Our project designers/salesmen work closely with clients, first to educate them about exterior vinyl product offerings, and then to develop customized designs to satisfy virtually any preference and achieve a personalized feel and appearance that reflects the home's architecture and customer's personality.  The manner in which we deal with our customers and seek to secure sales is closely associated with our marketing strategy, described more fully below under the heading "Sales and Marketing."

Sales generally are consummated either at our showroom, where we maintain samples of virtually all of our products, or at the customer's home.  Installation typically occurs six to eight weeks after receiving the 50% deposit on an order, the balance being due upon installation.  We work with a national bank to provide financing to customers who require financial assistance.

Installation is accomplished by a crew of two of our employees and generally is completed within a day or two of commencement.

We generally carry $100,000 to $150,000 of inventory to meet anticipated requirements for installations that will occur during the ensuing two-week period.

Sales and Marketing

Our goal is to position and brand our Company as the category leader and standard-bearer in the outdoor vinyl product marketplace.  The strategy we have implemented to achieve our goal closely unites our approach to marketing and consumer sales with corporate branding and has application at the local store level (our retail location and potential future franchises) and on a national corporate level.  Since our inception, we have carefully monitored the various sales approaches to which consumers favorably respond and have made deductions about buying patterns that we have incorporated into our sales and marketing approach.

Consumer Sales

Strategy.

The home is typically the largest capital purchase people make.  Accordingly, it is management's experience that people are willing to invest the time and effort to ensure they have made the right decision in connection with expenditures for improvements and additions.  We have found that the average prospect often takes in excess of six months to research a home-improvement project, such as fencing, patio covers and decks, before calling for estimates and then taking additional time before actually consummating the purchase.  Homeowners may talk with numerous home centers, specialized retail distributors and independent contractors before deciding what specific product to purchase and from whom to make the purchase.  We also have found that in many cases the lowest price point is not the foremost concern of consumers, rather value for the dollar (after a decision as to aesthetics) represents the most important consideration.  In management's estimation, value can be measured as a combination of the purchasing and ownership experience.  Value-conscious consumers ultimately are seeking to determine if their expectations have been met – asking if they received what they were promised, from the product itself and its installation.

Our sales efforts seek to connect with home owners' intrinsic desire to take the time to make an informed, value-driven purchasing decision.  We employ an educational and consultative approach to our initial contacts with prospects.  We seek to strategically educate prospects as to exterior vinyl products and the selection, purchasing and installation process.   For example, we provide prospects with literature compiled from third-party (neutral) consumer protection agencies, which we find carries a tremendous amount of credibility with the prospect.  Through this approach, we are able to discreetly reveal the multiple short-cuts that our competitors (typically contractors) take to minimize their individual overhead costs at the expense of the consumer, while highlighting the advantages of the buying and ownership experience our Company provides.  It is our experience that most contractors do not employ a systematic and effective approach to properly educate prospects as to how to obtain the best value for their money.  Consequently, there are no apparent differences among contractors, which may result in purchasers opting for the lowest bidder.

Our approach differentiates us from other retail distributors of exterior vinyl products because throughout the sales process we have taken the time and made the effort to develop a relationship with a prospect and have avoided the hard-sell pitch so prevalent in the home improvement industry.  When a consumer makes a decision as to what product to purchase and from whom, it is our intention that they feel as if they are making the most informed, appropriate decision and receiving the best value for their dollar.  We seek to establish good-will with prospects that takes them through the consummation of the purchase and through the ownership experience.  Management believes that the value-driven consumer ultimately is willing to pay more for the product that offers peace-of-mind and a stress-free purchasing and ownership experience.

Tactical Implementation

We employ virtually all media (other than television) to elicit interest in our Company, including direct mail, print, roadside signage, tradeshows, a proactive referral program and internet advertising.  Our advertisements and promotional materials are designed to capture information from prospective purchasers with each response to an advertisement or request for information.  Our objective is to be aware of those prospects who may be considering making a purchase and who are conducting their research and educating themselves.  Once in our data base, we can continue to provide these prospects with additional sales literature and purchasing incentives to shorten the timeframe of their individual buying cycles.  As we provide prospects with more information about our Company, we are afforded further opportunities to differentiate our Company from our competitors by highlighting our operational advantages.  We believe that we are the only vinyl exterior product company in Southern California collecting this information because our competitors are focused only on prospects who are prepared to receive an estimate, which represents a smaller portion of the overall prospect base.  Ultimately, it is our intention to close sales with prospects before our competitors have an opportunity to bid on the job.

For our Orange County location, the preponderance of our advertising budget currently is allocated to print media.  However, we carefully track the cost-per-lead and cost-of-sale for each individual advertising medium which allows us to strategically redirect and adjust marketing and advertising dollars to the media that yield the highest return on expenditures.  We will continue to systematically test the effectiveness of  direct mail, tradeshows, canvassing, pay-per-click, and other online and off-line lead generation services to determine which are most effective in generating revenue at any given time and adjust our efforts appropriately.

We expect to employ this technique as we seek to build our network of franchises, as described below.  Our plan is to determine the message and mediums that have proven to be effective in Orange County and utilize these as the initial elements to conceive a marketing and advertising mix on a national basis or within the geographic scope of our franchisees' locations.  In addition, we may engage a marketing company to assist us to identify demographic and cultural tendencies in each of the geographic areas in which we may have franchises and develop appropriate marketing campaigns on behalf of our franchisees.

Growth Strategy

Franchising

We believe that our business model can be replicated successfully throughout the country and that the fundamental elements of our proprietary sales and marketing technique, which we believe is sophisticated when compared to our direct competitors, can be conveyed effectively through written materials and training to motivated entrepreneurs.  We will seek to leverage our business model by initiating a franchise organization and establishing our Company and brand as the first national vinyl products retail chain.

We are not aware of any participant in the exterior vinyl products industry that operates on a national basis nor are we aware of any organization that is seeking to establish a nation-wide presence.  We believe that a significant opportunity exists for us to develop a national franchise to establish our products and Company as a unique brand.  We believe that our business approach and operating model encompasses many of the elements that lend themselves to franchising, including that our business:

•	incorporates a proprietary marketing system that can be replicated in other locations and that differentiates us from others in our industry;

•	has a multi-year record of profitability;

•	has broad geographic appeal; and

•	is relatively easy and inexpensive to operate.

We will seek to become the dominant participant in the sale of vinyl fencing and patio covers on a national basis by developing a franchise program that will utilize our well conceived and sophisticated marketing and sales program

The franchise structure represents an attractive approach to growing our Company, because it:

•	will afford us access to investment capital without forcing us to cede control of our Company to new investors;

•
ultimately may permit us to benefit from the economies of scale associated with larger organizations, such as by allowing us to enter into long-term/high volume contracts with suppliers which could reduce the cost of inventory;

•	would give us the opportunity to deploy national advertising and promotional programs that are beyond the financial and creative capabilities of other retailers of vinyl fencing and patio covers;

•	eventually, may provide us with the capacity to leverage our organization to develop a distribution network among our franchisees;

•	provide us with access to motivated entrepreneurs who have greater incentive than employees to operate their businesses successfully because they have a direct stake in the operation; and

•
would represent the possibility to compound revenue growth without requiring a corresponding increase in infrastructure (if we outsource some of the franchise related services), which we expect would add to our bottom line.

Development of Our Franchise Program

In June 2009, we retained Franchise 123, Inc., which does business under the name Frandocs, to serve as our franchise consultant.  Frandocs has been providing a wide range of franchise-related consulting services to the business community since 1980.  Our relationship with Frandocs entitles us to utilize certain proprietary software under the terms of a license agreement and to consult with its representatives regarding any issues relating to the development of our franchise program for a period of twelve months.  Thereafter, we may retain Frandocs on a fees basis to render consulting services as necessary.

The software we are licensing from Frandocs encompasses templates of all of the documents required to develop a franchise program.  The forms were developed and are frequently updated and vetted by franchise lawyers and comply with the Federal Trade Commission regulations that became effective on July 1, 2008, the last substantive changes to the regulations.  The documents required by the Federal Trade Commission comprise the Franchise Disclosure Document, formerly known as the Uniform Franchise Offering Circular; the franchise agreement and the exhibits thereto, including the personal guaranty by franchisee, directory of franchise regulators, operations manual outline, list of franchisees and financial statements.  The software also includes templates of all documents required to establish the parameters of a franchise that will be delivered by us to franchisees, such as operations manuals, royalty payment forms, non-compete agreements, personnel manuals, procedures manuals and employee manuals.   Also included is information pertaining to state regulation of franchising, including states that require registration.

Management favors the template approach to completing the organizational document because it has direct responsibility for the business-specific input required to generate the documents.  Management believes that this approach will conserve significant time and reduce organizational costs.

We have just commenced the process of preparing our franchise documentation.  Accordingly, we have not yet established the program's parameters.   We will be deliberate both in our preparation of the documents to ensure that the documents satisfy federal requirements and adequately communicate our franchise vision.  We will work closely with our franchise consultant to establish appropriate guiding principles relating to such matters as franchise sale cost; ongoing franchise fees and royalties; franchise territories; franchise recruitment and the advertising approach we will take on behalf of our franchisees.  We believe that we can complete the document preparation process and develop a general program design over the next two to three months.

From time to time, we may seek to outsource ongoing franchise service requirements to franchise operations professionals, which would allow us to maintain financial control over our infrastructure and take advantage of the experience these organizations have developed.  Services subject to outsourcing include: operations management and quality control; advertisement placement and media management; advertisement fund management; centralized print fulfillment; franchise recruitment, franchise prospect qualification and franchise sales management (coaching).  We will assess our requirements as we proceed with the development of the program.

Initially, we will seek to offer franchises in the States of California and Washington.  These states are two of fourteen states that require franchise registration, a process that entails filing our offering documents with state regulators and obtaining approval before we can offer franchises.  Until 2009, we were advised that the registration and approval process in California extended over at least a nine-month period, and possibly longer, in the State's effort to protect its residents from fraudulent franchise operators.  We are advised by Frandocs that California recently took action to substantially reduce the time frame in which it will grant registration.  Earlier in 2009, management had contemplated a plan to open new Company-owned retail locations in association with joint venture partners, both because management found the timing of California's registration process unacceptable and because the credit most individuals would require to purchase a franchise had become nearly impossible to obtain.  In light of the purported recent developments in California, we have discontinued for the foreseeable future the possibility of opening new Company-owned retail locations in favor of moving forward with our plan to sell franchises in California.  We expect to be registered in the States of California and Washington so as to be able to offer franchises in early 2010.   We hope that by that time the credit crisis will have dissipated somewhat and that credit will be more readily available to prospective franchisees from private sources and from the government sector, such as through the Small Business Investment Company (SBIC), or that the Small Business Administration will be in a position to guarantee loans to entrepreneurs.

Initially, it is our intention to sell franchises relatively close to our principal offices in Orange County, California, though not so close as to impinge upon sales at our Orange County showroom, where we believe that we can more competently and efficiently monitor, manage, support and oversee the development of our franchisees.  We believe that this will allow us to optimize brand marketing within our geographic area and reduce our marketing and advertising costs, as our retail location and our franchisees can benefit from our advertising and marketing efforts.  Initially, senior management, who developed our sales and marketing techniques, will be directly responsible for interviewing prospective franchisees and selecting the ultimate franchise owners to ensure that they possess the qualities our management is seeking in franchisees.

We expect that the success of our efforts in California and Washington will influence directly our decision as to when to commence offering franchises in other jurisdictions.  We will measure success both by the number of franchises we sell and their performance and upon our ability to manage our operations and provide the level of support necessary to ensure the success of our franchisees.

Branding

Our objective is for our organization to become the national leader in exterior vinyl product sales.  The essence of this process will be to build our brand so that prospects regard our Company as the one that provides the value-driven solution to their exterior vinyl product requirements.

Despite the sheer size of the fencing industry, beyond the home centers in which exterior vinyl products represent only a small portion of their business, our industry is characterized by a profusion of small, local retail stores that lack focus and a clear marketing message.  In our view, all of our competitors look, sound and act alike and there exists a void to be filled by a company that is credible, trustworthy, professional and focused on assisting customers rather than on selling customers.

We are seeking to become the dominant participant in the exterior vinyl products industry on a national basis through our franchises by deploying a focused advertising campaign and building our brand.  In an industry noted for its lack of marketing creativity, we will deploy a sophisticated and well-conceived marketing strategy to advance our Company to a position of national leadership.  We expect that the economies of scale afforded by multiple franchises will give us the opportunity to deploy advertising and promotional programs that are beyond the financial and creative capabilities of our competitors, and coincidentally allow us to build strong consumer brand awareness, which may serve as a barrier to competitive entry on a national level.

Building brand awareness through advertising is expensive and, in management's estimation, does not provide an immediate and measurable return on invested capital.  Rather, it is our intention to continue to utilize a direct-response advertising campaign in which there will be a strong and immediate call-to-action to drive leads and generate revenue.  We believe that a cohesive direct-response campaign will build our brand naturally because of the repetition and penetration of the advertisements in the marketplace.

During the first years of our franchising efforts, we expect to allocate the most significant portion of our operating budget, as a percentage of revenue generated, to marketing and advertising.  We will closely monitor lead and sales generation relative to advertising dollars expended to a particular media to determine the highest rate of return and apportion our advertising expenditures accordingly.  We believe that this approach will afford us with the greatest latitude to quickly and systematically determine which advertising mediums are the most effective in generating revenues.  By implementing an aggressive approach early in the franchising phase, we believe that we will have the opportunity to:

•	determine which mediums provide the highest return on capital;
•	quickly convey our brand to the market;
•	overcome any “small business/new business” stigma that prospects in an expansion area may experience; and
•	capture most of the prospects in the area who are in the early stages of the buying cycle, allowing us to build a database of “future buyers.”

Product Supply

We have entered into an agreement to purchase all our vinyl product requirements from U.S. Polymers, Inc., located in Montebello, California, approximately twenty miles from our headquarters.  We use vinyl provided by U.S. Polymers in all jobs undertaken in Orange County, California.  In return, U.S. Polymers granted us the exclusive license to sell its products in that territory and provides us with price discounts if we meet specified consumption levels.  Under the agreement, we purchase raw materials consisting of extruded vinyl that has been formed into a variety of 16-foot-length profiles (posts, rails, pickets, etc.), which represents approximately 78% of all materials we use in our business.   We utilize three computerized routing machines to cut and route the vinyl products to the required specifications for each purchase order.  The original agreement, as subsequently amended to extend the termination date, is effective through August 29, 2010.

Our agreement with U.S. Polymers provides for a discount based on minimum purchases.  The agreement does not provide for rebates or incentives.   The right of return does exist and there is a 20% restocking fee; however, returns have not been significant, and restocking fees always have been waived by the supplier.  The agreement also provides that U.S. Polymers' we pay us small advertising incentive for including its name in our advertising materials and on our website.

U.S. Polymers has been a reliable provider of high-quality vinyl products and has satisfied our supply requirements on a timely basis to date.  The products have proven to be easy to install and trouble-free for our customers to maintain.  Products manufactured by U.S. Polymers carry a limited 30-year replacement warranty.  We have not experienced any significant difficulties working with U.S. Polymers nor have we received any serious customer complaints about the quality of the product.  Over the five years we have operated the Company, we have not had to replace any of the product we have installed because of defective materials.

We believe that in the event U.S. Polymers is unable to supply our requirements for vinyl fencing products, there are numerous other suppliers available to us that could provide substantially similar quality products at comparable prices on short notice.

Any disruption in the supply of the materials comprising the products we sell could have a material adverse effect on our business in the short term until we were able to negotiate purchase terms with new suppliers.

Backlog

The Company's backlog of unfilled orders was $364,000 as of December 31, 2007, $322,000 as of December 31, 2008 and $445,000 as of August 31, 2009.  We anticipate that we will fill all of this current backlog within one-to-three months.  The amount of our backlog at any given time may not be representative of our potential annual earnings both because orders turn over quickly and the seasonal nature of our business may not accurately reflect our level of activity.  Orders tend to diminish during the holiday season and into the rainy season, which typically encompasses the early winter months in Southern California.

Competition

We market our exterior vinyl products to the home improvement sector where we compete with entries manufactured from lumber, wood-plastic composites, other high-performance plastics, metal-based products, masonry products and other construction materials.  Currently, wood and metal are the most prevalent materials used in residential fencing, accounting for over 70% of the total market value, and wood is by far the most common material used in decking products.  Though the appearance of vinyl products is improving rapidly, many purchasers prefer the look and feel of wood, which also is somewhat less expensive than vinyl in initial purchase price but, we believe, has a higher cost of ownership given its on-going maintenance costs.  Superior product quality and ease of ownership is the principal means by which our products compete against wood.  We believe that our products compete favorably with vinyl products offered by our competitors as to price, quality, aesthetics and variety.

Our industry is populated by (i) numerous small, local retail stores that specialize in vinyl products, (ii) home improvement contractors and (iii) home improvement centers for which exterior vinyl products represent a small portion of their total product offerings and that typically subcontract installation to third parties.  In the space in which we operate, retailers that sell and install only fence, decks and related products and in which marketing and sales is directed to consumers, the market is characterized by numerous small companies that limit their operational scope to their immediate geographic operating areas.  We believe that we compete effectively against these entities based upon our sophisticated sales and marketing techniques not typically employed by the local retailers

As we develop our franchise operations, we expect that we will compete with numerous other franchisors for franchisees.  Most of these franchisors will have greater market recognition and greater financial, marketing and human resources than we do and we can not be certain that we will be able to compete effectively to attract franchisees.

Government Regulations

Our operations and those of our franchisees are and will be subject to licensing and regulation by a number of governmental authorities, which may include construction, labor, sanitation, safety, fire, building and other agencies in the state or municipality in which an operation is located.  Difficulties in obtaining or failure to obtain the required licenses or approvals could delay or prevent the development of a new franchise in a particular area.  We and our franchisees are and will be subject to federal and state environmental regulations, but these regulations have not had a material effect on our operations.

Our future franchise operations will be subject to Federal Trade Commission regulation and several state laws which regulate the offer and sale of franchises.  The FTC’s Trade Regulation Rule on Franchising requires the Company to furnish to prospective franchisees a franchise offering circular containing information prescribed by this rule.

State laws that regulate the offer and sale of franchises and the franchisor — franchisee relationship presently exist in a substantial number of states.  Such laws generally require registration of the franchise offering with state authorities and regulate the franchise relationship by, for example, requiring the franchisor to deal with its franchisees in good faith, prohibiting interference with the right of free association among franchisees, limiting the imposition of standards of performance on a franchisee and regulating discrimination against franchisees in charges, royalties or fees.  Certain laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring “good cause” to exist as a basis for the termination, advance notice to the franchisee of the termination.  These laws could negatively impact our franchise operations.  The Company is not aware of any pending franchise legislation which in its view is likely to affect significantly the operations of the Company.

Employees

We employ 24 persons on a full-time basis, including: our two executive officers who are responsible for the direction and hands-on management of our Company; five project designers (marketing and sales persons); 15 operations personnel who schedule, fabricate and install product and provide customer service; and two accounting personnel who, together with Douglas Wells, our CFO (who provides his services through CFO Services, Inc.), assist with financial planning, maintaining financial records and preparing monthly and interim financial statements and reports.

We have an agreement with a professional employer organization (PEO), to manage all payroll processing, workers’ compensation, health insurance, and other employment-related benefits for our employees.  The PEO is a co-employer of our employees along with us.  Although the PEO processes our payroll and pays our workers’ compensation, health insurance and other employment-related benefits, we are ultimately responsible for such payments and are responsible for complying with state and federal employment regulations.  The fees we pay the PEO are determined as a percentage of our payroll and the additional services we may request from it from time to time.

We are not party to any employment agreements and all of our employees are hired on an at-will basis.  None of our employees are members of a union.  We believe that we maintain good relations with all of our employees.

DESCRIPTION OF PROPERTIES

The Company leases approximately 10,000 total square feet of office, showroom and warehouse space at 2210 South Ritchey Street, Santa Ana, California pursuant to four-year lease that expires on March 31, 2011.   We currently pay monthly rent of $8,690 for the premises.  We anticipate that the total annual rental expense for 2009 will be approximately $104,280.  Management believes that our current facilities in Santa Ana, California satisfy our current and anticipated future requirements but that alternative space is available upon comparable terms, if necessary.

LEGAL PROCEEDINGS

On December 5, 2008, Frank Arias, a former employee of the Company filed a complaint in the Orange County Superior Court of California against the Company and its principals, Gordon Knott and Garabed Khatchoyan.  The complaint includes nine allegations, including (i) unlawful non-payment of wages; (ii) breach of implied covenant of good faith and fair dealing; (iii) failure to pay earned wages upon separation; (iv) defamation and (v) wrongful discharge.  The complaint arises from the Company's termination of Mr. Arias on September 30, 2008 on the basis that he purloined approximately $200,000 of materials from our warehouse.   Mr. Arias generally is seeking compensatory damages, attorneys' fees, punitive damages and equitable relief but has made no specific monetary demand for damages.  On January 5, 2009, Company counsel filed a demurrer requesting that the court dismiss the case against Mr. Knott and Mr. Khatchoyan and several of Mr. Arias' claims against the Company because they are deficient as a matter of law.  Concurrently, we filed a motion to compel arbitration as provided under the terms of Mr. Arias's employment.  On April 28, 2009, the Court granted our motion to compel arbitration, thereby rendering our demurrer moot and keeping Mr. Arias's ten causes of action under the complaint intact.  The parties are currently in the process of selecting an arbiter.

We are advised by our insurance carrier that all of the claims made by Mr. Arias are covered by an insurance policy maintained for the benefit of our Company and our PEO and that any amount awarded to Mr. Arias, either by way of court decision, arbitration or other settlement are covered by such policy.  Accordingly, the Company has no exposure for monetary damages that may be awarded to Mr. Arias.

MARKET FOR OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

As of September 17, 2009, there were 22,263,200 shares of our common stock outstanding held by 40 record holders and no outstanding shares of preferred stock.  In addition, there are outstanding options to purchase an aggregate of 129,000 shares of common stock at a price of $.50 per share through September 2009 that are held by 21 persons.  In the registration statement of which this prospectus forms a part, we are registering 1,063,200 outstanding shares of common stock and all of the shares of common stock underlying the options.

Our common stock is not traded or quoted on any exchange or inter-dealer quotation system.  We will seek to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. to initiate quotation of our common stock on the OTC Bulletin Board.  We have not identified a market maker that has agreed to file such application.

Dividend Policy

To date, we have not declared or paid any cash dividends on our common stock.  The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on many factors, including our revenues and earnings, capital requirements and financial conditions.  We currently intend to retain all earnings, if any, for use in business operations.  Accordingly, we do not anticipate declaring any dividends in the near future.

Equity Compensation Plan Information

As of the date of this prospectus, we have not adopted any equity compensation plans.

OUR MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our directors and executive officers:

Name	Age	Position
Gordon Knott	49	President and Director
Garabed Khatchoyan	45	Secretary and Director
Douglas Wells	68	Chief Financial Officer

The Company's directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.  The Company's officers serve at the pleasure of the board of directors.

Set forth below is biographical information concerning our directors and executive officers for at least the past five years.

Gordon Knott has served as a member of our board of directors and our president since our inception.  Mr. Knott has in excess of twenty years of sales and sales management experience in the telecommunications industry servicing large national accounts.  From 2000 to 2003 he was a senior account manager for CopperCom, Inc., a leading manufacturer and designer of a full suite of telecommunications products for the access network.  As a national account representative, he was responsible for, among other things, sales of a broad line of products in California and Hawaii, capturing a significant opportunity with a wide range of hotels in Anaheim to provide all voice, Internet and video.  From 1994 to 2000, he served as a national account manager for Convergent Communications / TIE Comm. Inc., a provider of data and telephone networking systems located in Irvine, California where he was responsible for sales in the company's western region and establishing new national accounts, among other things

Garabed (Gary) Khatchoyan served as a member of our board of directors and our corporate secretary since our inception.  Gary has over 20 years experience in sales, business management and production management in the vinyl fence industry and can handle virtually any issue that arises in our business.  From 1996 to 2002, he was associated with Quality Vinyl Products, a licensed fence contractor located in North Hollywood, California, where he was responsible for sales and marketing and training of fabrication and sales staff.  Prior thereto has served in a variety of sales and marketing positions in Southern California.

Douglas Wells has served as the Chief Financial Officer of the Company since September 1, 2008.  Since 2007, he has been the president and sole shareholder of CFO Services, Inc., a consulting firm that provides business advice and CFO-type services to several companies.  From 2004 to August 2008,  he was employed by Avitus Group, a professional employer organization, and provided CFO-type services to small business companies, including our Company.  From 2001 to 2004, he was chief financial officer of Vital Imaging, Inc., which had eight medical imaging centers in the western U.S.  From 1999 to 2001, he served as the chief financial officer of Care Network, Inc., a managed care company that provided workers compensation medical management services to other businesses.  Prior to 1999, he served in various executive capacities with a number of companies.  Mr. Wells was an audit partner with Arthur Andersen where he was in charge of its healthcare practice in Southern California.  Mr. Wells is a Certified Public Accountant.  Mr. Wells will not devote his full time to the business of the Company.

Board Committees

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations.  The primary responsibility of our board of directors is to oversee the general direction and management of our Company and, in doing so, serve the best interests of the Company and our stockholders.  The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors.  It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources.  Our board of directors also participates in decisions that have a potential major economic impact on our Company.  Management keeps the directors informed of Company activity through regular communication.

The board of directors is currently composed of 2 people. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.  We will increase the size of our board of directors as we deem necessary to accommodate the growth of our business.

Board Determination of Independence

As of the date hereof, the Company has not adopted a standard of independence nor does it have a policy with respect to independence requirements for its Board members or that a majority of its board be comprised of "independent directors."  As of the date hereof, none of our directors would qualify as "independent" under any recognized standards of independence.

Board of Directors Committees

We do not currently have a standing audit, nominating or compensation committee of the board of directors, or any committee performing similar functions.  Our board of directors performs the functions of audit, nominating and compensation committees.  As of the date of this prospectus, no member of our board of directors qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.  Since the board of directors currently consists of two members, it does not believe that establishing separate audit, nominating or compensation committees are necessary for effective governance.

The Board will consider establishing independent committees of the board as and when we expand the board.

Stockholder Communications

We do not presently provide a process for security holders to send communications to the board of directors.  We expect to adopt a process for security holders to send communications to the board of directors prior to the call of the Company's next annual meeting of stockholders.  We will disclose the stockholder communication process we adopt in the proxy statement we will mail to all stockholders prior to the next annual stockholders meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officers and principal financial officer (or persons performing similar functions) that is designed to comply with Item 406 of Regulation S-K.  A copy of our Code of Ethics will also be furnished, without charge, in print to any person who requests such copy by writing to the Company’s Secretary at: Vinyl Products, Inc., 2210 South Ritchey Street, Santa Ana, California 92705.

EXECUTIVE COMPENSATION

Executive Compensation

The following table shows information concerning all compensation paid for services to the Company in all capacities during the year ended December 31, 2008 or accrued within the current fiscal year as to the principal executive officer, principal financial officer, and each person whose total annual salary and bonus exceeded $100,000 at the end of the last fiscal year (the “Named Executive Officers”):

Summary Compensation Table
Name (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($)
								(1)

Gordon Knott,	2008	$60,000	$45,500	-	-	-	-	$258,355	(1)	$363,855
President and Director	2007	$60,000	-	-	-	-	-	$218,335	(2)(3)	$278,335
	2006	$57,692	-	-	-	-	-	$175,835	(2)(3)	$233,527

Garabed Khatchoyan,	2008	$60,000	$45,500	-	-	-	-	$270,032	(4)	$375,532
Secretary and Director	2007	$60,000	-	-	-	-	-	$220,100	(2)(5)	$280,100
	2006	$57,692	-	-	-	-	-	$175,544	(2)(6)	$233,236

Douglas Wells,	2008	-	-	-	-	-	-	$20,000	(7)	$20,000
Chief Financial Officer	2007	-	-	-	-	-	-	-		-
	2006	-	-	-	-	-	-	-		-

1.
During 2008, Mr. Knot received the total additional compensation referenced in column i consisting of: $165,000 paid as dividends by TVFC prior to the share exchange, $5,800 toward a health savings account, $980 for tax return preparation, $14,835 for vehicle leases and the conversion into salary of all amounts due by Mr. Knott under a certain promissory note evidencing monies he borrowed from the Company totaling $71,740.

2.
Through 2007, TVFC elected to be treated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and the amounts paid by the Company to the persons named in the table in column i represent profits distributed to its sole shareholders.  As of January 1, 2008, the shareholders of TVFC revoked their intention to treat the Company as an "S" corporation and the Company is now treated as a "C" corporation under the Code.  During 2007, Mr. Knott received a distribution from TVFC of $203,500 and Mr. Khatchoyan received a distribution from TVFC of $203,500.  During 2006, Mr. Knott received a distribution from TVFC of $161,000 and Mr. Khatchoyan received a distribution from TVFC of $161,000.

3.	Includes $14,835 in both 2007 and 2006 for automobile allowance.
4.
During 2008, Mr. Khatchoyan received the total additional compensation referenced in column i consisting of: $165,000 paid as dividends by TVFC prior to the share exchange, $5,800 toward a health savings account, $17,388 for vehicle leases and the conversion into salary of all amounts due by Mr. Khatchoyan under a certain promissory note evidencing monies he borrowed from the Company totaling $81,844.

5.	Includes $16,600 paid as an automobile allowance.
6.	Includes $14,544 paid as an automobile allowance.
7.	Payments to CFO Services, Inc., which is wholly owned by Douglas E. Wells.

Employment Contracts

We are not party to any employment agreements.

Other Compensatory Arrangements

We do not currently have any stock option, incentive, equity, non-equity or compensatory plans in place.  We may adopt such plans when and if our board of directors deems them appropriate and will present any such plan adopted by our board for approval by our stockholders at the next annual meeting after the adoption thereof.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2008, we had not approved any equity compensation plans and no awards of any kind were outstanding.  None of our executive officers has ever received any equity awards, including, options, restricted stock or other equity incentives.

Compensation of Directors

During the 2007 and 2008 fiscal years, no member of our board of directors received any compensation solely for service as a director. We do not have any non-employee directors at this time and we have not adopted a policy for compensating or reimbursing non-employee directors that may join our board of directors.

We are not party to any compensation arrangement with any of our directors nor have we entered into any specific indemnification agreements with any member of our board, though our Articles of Incorporation and bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Nevada law, as described below.

Indemnification of Directors and Officers

Our articles of incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Our bylaws provide that: (a) no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except with respect to (i) a breach of the director’s loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law or (iv) a transaction from the director derived an improper personal benefit; and (b) the Company shall indemnify to the fullest extent permitted by law each person that such law grants to the Company power to indemnify.

Any amendment to or repeal of our articles of incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Nevada law, and that may provide additional procedural protection.  As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

As described under the heading Legal Proceedings, appearing on page 40, our president and secretary have been named as defendants in a law suit brought by a former employee of the Company for wrongful termination.  Company counsel has filed a demurrer seeking to have all claims dismissed against these individuals.  We have determined that the conduct for which our executive officers are named as parties to the action was within the scope of the indemnification provisions of our articles of incorporation and bylaws.  The claims against our officers are covered by an insurance policy we maintain and it is unlikely the Company will be liabile for any out of pocket payments on our officers' behalf.

We are permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

Related Party Loans

On March 15, 2008, Gordon Knott and Garabed Khatchoyan, directors and officers of the Company, each executed a promissory note in favor of the Company entitling them to borrow up to $250,000 from the Company.  The notes provided for interest at the rate of 5% per year and were due on March 15 2009.  At March 15, 2008, Mr. Knott had borrowed the sum of $71,000 under the note, which had accrued interest equal to $740, and Mr. Khatchoyan had borrowed the sum of $81,000 under the note, which had accrued interest equal to $844.  At March 15, 2008, the parties converted all amounts due under the notes, including accrued interest, into salary and cancelled the promissory notes.

Related Party Transactions

Douglas Wells, our chief financial officer, was employed by Avitus Group and provided CFO-type services to a number of companies.  We utilized the services of Avitus Group from February 2006 through August 2008.  During our engagement, we paid Avitus Group fees of $125,000.  We discontinued utilizing these services when we engaged Mr. Wells to become our chief financial officer as of September 1, 2008.

Registration Rights

In connection with the share exchange, our officers and directors, who are our principal stockholders, were granted registration rights with respect to 300,000 shares of the common stock issued to them in that transaction.  The registration statement of which this prospectus forms a part includes all such shares of the common stock we agreed to register for such persons.

 Promoters and Certain Control Persons

Except as set forth in our discussion above, none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We did not previously have a formal policy concerning transactions with related persons.  We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”  For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000.  Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy.  A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, we expect that where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation will be expected to include a description of, among other things, the material facts, and the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders.  In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

Under the policy, we expect that in the event a director has an interest in the proposed transaction, the director must excuse himself or herself form the deliberations and approval.  Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our board of directors must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our Company and our stockholders, as our board of directors determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 17, 2009 with respect to the beneficial ownership of our outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Securities that entitle a holder to acquire shares of common stock that are currently exercisable or exercisable within 60 days of September 17, 2009 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The business address of the stockholders set forth below is 2210 South Ritchey Street, Santa Ana, California 92705.

Holder	Number of Shares Beneficially Owned (2)	Percent of Class

Gordon Knott	10,000,000	43.49%

Garabed Khatchoyan	10,000,000	43.49%

Douglas Wells (1)	100,000	*

All directors and officers and as a group (3 persons)	20,100,000	87.42%
*	Indicates less than one percent.

(1)	Mr. Wells owns these shares through The Wells Family Trust
(2)	Applicable percentage ownership is based on 22,863,200 shares of common stock outstanding as of September 17, 2009.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 1.063,200 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act and 129,000 shares issuable upon the exercise of options that will be issued in transactions exempt from registration under the Securities Act.  All of the common stock offered by this prospectus is being offered by the selling stockholders and is being offered for their own accounts.

Issuances of Securities being Offered

A description of each transaction in which common stock being offered in this offering was sold to the selling stockholders is set forth below.

Issuance to Founders

In May 2007, our predecessor, Red Oak Concepts, Inc., a Delaware corporation (Red Oak-Delaware), issued 1,000,000 shares of common stock at a price of $.0001 per share, the par value thereof, to three of the founders of the Company in reliance on the exemption from registration afforded by section 4(2) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.  On October 9, 2007,  Red Oak-Delaware organized Red Oak Concepts, Inc. in the State of Nevada (Red Oak-Nevada) and on October 10, 2007 the two companies and the stockholders of Red Oak-Delaware entered into an Agreement and Plan of Merger (Plan of Merger) for the purpose of changing the corporation's domicile to the State of Nevada.  The Plan of Merger provided for the issuance of 1,000,000 shares of Red Oak-Nevada's common stock in exchange for the 1,000,000 outstanding shares of common stock of Red Oak-Delaware held by the founders.  The merger became effective on December 4, 2007, at which time Red Oak-Nevada issued 1,000,000 shares of its common stock to the stockholders of Red Oak-Delaware in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

The table below provides specific information as to the purchasers of the shares and the price paid by each of them for their shares:

Name	No. of Shares	Purchase Price
Susan D. Zachmann	475,000	$47.50
Katherine J. Daniels	475,000	$47.50
Barbara Deadwiley	50,000	$5.00

Under the terms of the Share Exchange Agreement, Susan Zachmann returned 142,500 shares of stock to the treasury of the Company, Katherine Daniels returned 142,500 shares of stock to the treasury of the Company and Barbara Deadwiley returned 15,000 shares of common stock to the treasury.

In connection with the share exchange transaction described below, the Company granted registration rights to the holders of these shares on the same terms granted to the holders of TVFC shareholders under a registration rights agreement, the terms of which are described below.

Share Exchange Transaction

On November 20, 2008, the Company entered into a Share Exchange Agreement with TVFC and the holders of all of the outstanding shares of that corporation's common stock (6 persons). Under this agreement, the Company exchanged one share of common stock for each share of the common stock of TVFC outstanding on that date, or an aggregate of 22,100,000 shares, representing all of the issued and outstanding capital stock of TVFC.  In addition, the Company assumed all of TVFC's obligations under options granted by TVFC to its employees to purchase up to 133,800 shares of common stock, which are exercisable at a price of $.50 per share through September 2009.  (Since the date of the share exchange, options to purchase 600 shares have been terminated upon the departure of the holders from the Company.)

On the closing of the share exchange, we entered into registration rights agreements with (i) certain former holders of TVFC's shares of common stock who received shares of our common stock in the share exchange, including persons who are now affiliates of the Company (2,300,000 shares), (ii) the holders of the options we assumed in that transaction with respect to the shares issuable upon exercise of the options (133,200 shares) and (iii) the founders of the Company (700,000 shares), under which we agreed to register an aggregate of 3,192,200 of shares of common stock and the shares of common stock issuable upon exercise of the options for public resale under the Securities Act.  Three former holders of TVFC's shares of common stock who received shares a total of 2,000,000 shares of our common stock in the share exchange have declined their right to register their shares.  We agreed to file such registration statement within 90 days of the closing of the share exchange, subject to our right to withdraw or delay the filing of the registration statement under certain circumstances without penalty, and to pay all costs and expenses incident to such registration.  We agreed to maintain the effectiveness of the registration statement for a minimum of twelve months following its effective date.  The registration rights agreement does not provide any penalty for failing to file the registration statement that includes the shares subject thereto within the 90-day filing period.

In connection with the share exchange by which we completed the reverse acquisition of TVFC on November 20, 2008, we entered into a series of Lock Up/Leak Out Agreements with the holders of an aggregate of 2,700,000 shares of our common stock, including those persons who held all 700,000 outstanding shares of our common stock prior to the closing of the share exchange (3 persons) and those holders of TVFC's common stock who were not affiliates of TVFC on the date of the share exchange, to whom we issued a total of 2,000,000 shares of our common stock (3 persons).  Under the Lock Up/Leak Out Agreements, all such stockholders have agreed that (i) they will not sell or transfer any shares of our common stock held as of the consummation of the share exchange until six months after the effective date of the registration statement of which this prospectus forms a part (other than transfers to their affiliates, who must agree to the terms of the Lock Up/Leak Out Agreement upon such transfer), and (ii) after the end of that six-month lock up period, such persons (or their transferees) will not sell or transfer more than 1/36th of the number of shares such person owned on the date of the agreement during each month thereafter.  If a stockholder did not sell all of the shares such stockholder was entitled to sell during a particular month, such stockholder may not cumulate the unsold portion of that month's allotment to the next month's allotment.  The stockholders have further agreed that (a) until such time as our common stock is admitted to quotation on the OTC Bulletin Board, all shares shall be sold at a minimum sale price of $2, and after which time all sales of shares will be made at no less than the best “asked” prices, and no sales will be made at the “bid” prices for the common stock, (b) all shares shall be sold in “broker’s transactions” and shall be in compliance with the “manner of sale” requirements as those terms are defined in Rule 144 of the Securities and Exchange Commission during the Lock-Up/Leak-Out period and (c) they will not engage in any short selling of the common stock during the Lock-Up/Leak-Out period.

Private Placement Transaction

In November 2008, we issued and sold an aggregate of 59,000 shares of our common stock to ten investors for aggregate consideration of $59,000, or a per share price of $1.00, pursuant to subscription agreements executed by us and each investor (the “Subscription Agreement”).  The issuance of these securities was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.  The purchasers were a accredited investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

In connection with the private placement, the Company entered into a registration rights agreement with the investors on substantially the same terms granted to the recipients of our shares in the share exchange.  Under the registration rights agreement, we agreed to file such registration statement within 90 days of the closing of the share exchange, subject to our right to withdraw or delay the filing of the registration statement under certain circumstances without penalty, and to pay all costs and expenses incident to such registration.  We agreed to maintain the effectiveness of the registration statement for a minimum of twelve months following its effective date.  The registration rights agreement does not provide any penalty for failing to file the registration statement that includes the shares subject thereto within the 90-day filing period.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of September 17, 2009 are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Each selling stockholder’s percentage of ownership in the following table is based upon 22,863,200 shares of common stock outstanding as of September 17, 2009.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, other than as an employee, as set forth in the footnotes to the table.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public resale of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below.  To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

We will receive no proceeds from the sale of the registered shares; however, we will receive proceeds from the exercise of options by the selling stockholders.  We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Name of Selling Stockholder	Shares Owned Prior to this Offering (1)		Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Owned and Percent of Total Outstanding After Completion of this Offering(1)(2)
	Number	Percentage (3)		Number	Percentage (3)
Gordon Knott (4)	10,000,000	43.74%	100,000	9,900,000	50%
Garabed Khatchoyan (5)	10,000,000	43.74%	100,000	9,900,000	50%
The Wells Family Trust (6)	100,000	*	100,000	-0-	-0-
Susan Zachmann (7)	332,500	1.45%	332,500	-0-	-0-
Katherine Daniels (8)	332,500	1.45%	332,500	-0-	-0-
Barbara Deadwiley (9)	35,000	*	35,000	-0-	-0-
Viken Ohanesian (10)(11)	10,000	*	10,000	-0-	-0-
Vram Ohanesian (10)(11)	10,000	*	10,000	-0-	-0-
Berton Stafford (10)(11)	3,000	*	3,000	-0-	-0-
Barbara Stafford (10)(11)	3,000	*	3,000	-0-	-0-
Barry Knott (10)(12)	5,000	*	5,000	-0-	-0-
Mike Everett (10)(11)	10,000	*	10,000	-0-	-0-
Cheryl Everett (10)(11)	10,000	*	10,000	-0-	-0-
Deb Herrmann (10)(11)	1,500	*	1,500	-0-	-0-
Robert Herrmann (10)(11)	1,500	*	1,500	-0-	-0-
Jacques Ohanesian (10)	5,000	*	5,000	-0-	-0-
Estanislao Soria (13)(14)	200	*	200	-0-	-0-
Gerardo Salgado (13)(15)	200	*	200	-0-	-0-
Ingel Delgado Ulloa (13)(16)	200	*	200	-0-	-0-
Javier Carrillo (13)(17)	200	*	200	-0-	-0-
Juan Chavez (13)(18)	200	*	200	-0-	-0-
Manuel Jaras (13)(19)	200	*	200	-0-	-0-
Manuel Villa (13)(20)	200	*	200	-0-	-0-
Martin Morales (13)(21)	10,000	*	10,000	-0-	-0-
Richard Andrade (13)(22)	200	*	200	-0-	-0-
Richard Arroyo (13)(23)	200	*	200	-0-	-0-
Michael Garga (13)(24)	200	*	200	-0-	-0-
Sergio Luna Trujillo (13)(25)	200	*	200	-0-	-0-
Amber Goines (13)(26)	5,000	*	5,000	-0-	-0-
Audie Flores (13)(27)	20,000	*	20,000	-0-	-0-
Steve Blythe (13)(28)	2,000	*	2,000	-0-	-0-
Dannyell Miller (13)(29)	25,000	*	25,000	-0-	-0-
David Downie (13)(30)	5,000	*	5,000	-0-	-0-
Dean Smith (13)(31)	40,000	*	40,000	-0-	-0-
Kimberly Monson (13)(32)	10,000	*	10,000	-0-	-0-
Sabrina Johnson (13)(33)	10,000	*	10,000	-0-	-0-
Veronica Moreno (13)(34)	4,000	*	4,000	-0-	-0-
* Less than 1%.

1.
Under rules adopted by the Securities and Exchange Commission, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned.

2.	Assumes that all securities registered herein have been sold.
3.	As of September 17, 2009, there were 22,863,200 shares of our common stock outstanding.
4	Gordon Knott is a director and the president of our Company.
5.	Garabed Khatchoyan is a director and the secretary of our Company.
6.	Douglas Wells, our chief financial officer, possesses control over this entity.
7.	Susan Zachmann is a former director and president of our Company. She is party to a Lock Up/Leak Out Agreement with the Company as described below.
8.	Katherine Daniels is a former director and secretary of our Company. She is party to a Lock Up/Leak Out Agreement with the Company as described below.
9.	Barbara Deadwiley is a former director of our Company. She is party to a Lock Up/Leak Out Agreement with the Company, as described below.
10.	Purchaser in November private placement of common stock.
11.	Spouse of selling stockholder with same surname.
12.	Brother of Gordon Knott, a director and officer of the Company.
13.	Employee of the Company.
14.	Includes 200 shares of common stock and options to purchase no shares of common stock.
15.	Includes 200 shares of common stock and options to purchase no shares of common stock.
16.	Includes 200 shares of common stock and options to purchase no shares of common stock.
17.	Includes 200 shares of common stock and options to purchase no shares of common stock.
18.	Includes 200 shares of common stock and options to purchase no shares of common stock.
19.	Includes 200 shares of common stock and options to purchase no shares of common stock.
20.	Includes 200 shares of common stock and options to purchase no shares of common stock.
21.	Includes 200 shares of common stock and options to purchase 9,800 shares of common stock.
22.	Includes 200 shares of common stock and options to purchase no shares of common stock.
23.	Includes 200 shares of common stock and options to purchase no shares of common stock.
24.	Includes 200 shares of common stock and options to purchase no shares of common stock.
25.	Includes 200 shares of common stock and options to purchase no shares of common stock.
26.	Includes 200 shares of common stock and options to purchase 4,800 shares of common stock.
27.	Includes 200 shares of common stock and options to purchase 19,800 shares of common stock.
28.	Includes 200 shares of common stock and options to purchase 1,800 shares of common stock.
29.	Includes 200 shares of common stock and options to purchase 24,800 shares of common stock.
30.	Includes 200 shares of common stock and options to purchase 4,800 shares of common stock.
31.	Includes 200 shares of common stock and options to purchase 39,800 shares of common stock.
32.	Includes 200 shares of common stock and options to purchase 9,800 shares of common stock.
33.	Includes 200 shares of common stock and options to purchase 9,800 shares of common stock.
34.	Includes 200 shares of common stock and options to purchase 3,800 shares of common stock.

Information concerning the selling stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales will be at the fixed price of $2.00 until the shares are quoted on the OTC Bulletin Board.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling stockholders for resale.  However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of those shares.

On our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•	the name of each such selling stockholder and of any participating broker-dealer;
•	the number of securities involved;
•	the price at which such securities were sold;
•	the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable;
•	that any broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus;
•	other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

•	directly as principals;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange
•	privately negotiated transactions
•	short sales that are in compliance with the applicable laws and regulations of any state or the United States
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share
•	a combination of any such methods of sale
•	any other method permitted pursuant to applicable law

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board if our common stock is admitted to quotation on the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices.

Except as prohibited by the terms of Lock Up/Leak Out Agreements to which certain of the selling stockholders are party as described on page 47, under the heading titled "Issuances of Securities being Offered - Share Exchange Transaction," the selling stockholders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.  The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.  We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated.  Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an “underwriter” within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders.  In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering.  We have agreed to indemnify certain selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments to which those selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

DESCRIPTION OF SECURITIES

The following description of our common stock and our preferred stock is a summary. Reference is made to our Articles of Incorporation and our By-laws for a complete description of our capital stock.

Authorized Capital Stock

We are authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock, each with a par value of $0.0001 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock.  Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock.  There are no sinking fund provisions applicable to the common stock.  Our common stock has no preemptive or conversion rights or other subscription rights.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designation, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof.  These rights may include a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities or the right to approve corporate actions.  Any or all of these rights may be superior to the rights of the common stock.  As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult.  Additionally, our issuance of preferred stock may decrease the market price of our common stock in any market that may develop for such securities.

The board of directors has the authority to issue the authorized but unissued shares of our capital stock without action by the stockholders.  The issuance of any such shares would reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

There are no provisions in our Articles of Incorporation or By-laws which would delay, defer or prevent a change in control of the Company.

Options

In connection with the share exchange with TVFC, we agreed to assume and honor options to purchase up to 133,800 shares of common stock issued by TVFC to 24 of its employees.  (Since the date of the share exchange, three employees have left the Company and their options to purchase 600 shares of common stock were terminated.)  The options are exercisable through a period ending in September 2009 at a price of $.50 per share.  The number of shares issuable upon exercise of the options and the exercise price are adjustable upon the happening of certain events.  In the case of a stock splits, subdivision or combination, the number of shares and/or exercise price shall be proportionally increased or decreased proportional to reflect such transaction.  In the event that the Company declares a dividend or other distribution with respect to common stock that is payable in securities of the Company or assets, then the holder shall be entitled to receive, in addition to the common stock issuable upon exercise the securities or such other assets of the Company to which such holder would have been entitled upon such date if the holder had exercised the option on the date of the transaction.  If the Company reclassifies its securities or otherwise changes the common stock into the same or a different number of securities of any other class, the option shall thereafter represent the right to acquire such number and kind of securities as if the holder had held shares of common stock immediately prior to such reclassification or other change and the exercise price for the option shall be appropriately adjusted.  In case of any capital  reorganization of the common stock of the Company or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company then the holder of the options shall thereafter be entitled to receive upon exercise of the option and payment of the exercise price, the number of shares of stock or other securities or property of the successor corporation resulting from such a transaction as if he had been a holder of the shares of our common stock as of the date of such transaction.

We have agreed to register the shares of common stock underlying the options on terms identical to those provided to the other stockholders for whom we are registering share, as described below.

Registration Rights

In connection with the share exchange by which we completed the reverse acquisition of TVFC and the private placement of our common stock, both consummated in November 2008, we agreed to register for public resale under the Securities Act, an aggregate of 3,192,800 shares of common stock.  We entered in to Lock Up/Leak Out Agreements  with the holders of 2,700,000 of such shares.   Subsequent to the date of the share exchange, the holders of 2,000,000 shares (who also were party to the Lock Up/Leak Out Agreements) elected not include their shares for registration.

The following table sets forth certain information with respect to the persons to whom we granted registration rights:

Aggregate Number of Shares to be Registered	Interested Parties	Manner in which Shares were or will be Acquired	Price at which shares were or will be Acquired.	Relationship to the Company (if any)
700,000(1)	3 holders of our common shares prior to the share exchange.	Original issuance from shell company.	$.001 per share.	Management prior to share exchange.
300,000	3 persons who received shares under the share exchange	Share exchange.	$.002 per share	These persons are our directors and/or officers
133,800 (2)	24 holders of options assumed in the share exchange.	Upon exercise of options issued by TVFC prior to share exchange.	$.50 per share	Employees
59,000	10 investors in the November 2008 private placement	Private placement.	$1.00 per share

(1)
The holders of all of the shares referenced in this row are subject to the provisions of a Lock Up/Leak Out Agreement, a description of which is included in the section titled "Selling Stockholders – Lock Up/Leak Out Agreements," appearing on page 47 of this prospectus under the heading titled "Issuances of Securities being Offered - Share Exchange Transaction."

(2)
Represents the total number of options assumed by the Company under the terms of the Share Exchange Agreement.  Since the closing of the share exchange, options to purchase 600 shares were terminated and 4,200 options have been exercised as of September 17, 2009.  In this prospectus, the Company is registering 129,000 shares underlying a like number of shares of common stock on behalf of 21 persons.

Our obligation to register the above shares for public resale is governed by the terms of  registration rights agreements we entered on the closing of the share exchange and the private placement that are identical in all material respects.  In both cases, we agreed to file such registration statement within 90 days of the closing of the transaction giving rise to the registration rights, subject to our right to withdraw or delay the filing of the registration statement under certain circumstances without penalty, and to pay all costs and expenses incident to such registration.  We are not obligated to ensure the effectiveness of this registration statement by any particular date and have no monetary liability for failing to file it within the time frame contemplated by the registration rights agreement.  When effective, this registration statement satisfies that commitment.  We agreed to maintain the effectiveness of the registration statement for a minimum of twelve months following the effective date thereof.

We have agreed to indemnify all of the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 17, 2009, we have 22,863,200 shares of common stock outstanding.  In addition, there are outstanding options to purchase an aggregate of 129,000 common shares and 129,000 common shares are reserved for issuance upon exercise of these options.

Prior to this offering, there has been no public market for any class of our capital stock and a significant public market for our common stock may not develop or be sustained after this offering.  Future sales of significant amounts of our capital stock, including shares of our outstanding stock and shares of our stock issued upon exercise of outstanding options, in the public market after this offering, or the perception that such sales could occur, could adversely affect any prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Shares Covered by this Prospectus

All of the 1,192,200 shares being registered in this offering may be sold without restriction or further registration under the Securities Act, unless they are purchased by one of our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.  Of the shares being registered, 129,000 shares issuable upon exercise of a like number of outstanding options may be sold as described above upon exercise of the options by the holders in accordance with the terms thereof.  Further, 700,000 of the shares being registered may be sold as described above, subject to the provisions of Lock Up/Leak Out Agreements executed by the holders of the shares in favor of the Company.

Under the Lock Up/Leak Out Agreements, the stockholders have agreed, among other things, that (i) they will not sell or transfer any shares of our common stock held as of the consummation of the share exchange until six months after the effective date of the registration statement covering their shares (other than transfers to their affiliates, who must agree to the terms of the Lock Up/Leak Out Agreement upon such transfer), and (ii) after the end of that six-month lock up period, such persons (or their transferees) will not sell or transfer more than 1/36th of the number of shares such person owned on the date of the agreement during each month thereafter.

The remaining shares of our common stock outstanding upon completion of this offering are deemed “restricted” securities under Rule 144 under the Securities Act.  These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.  This rule is summarized below.

Rule 144

Certain outstanding shares of our common stock which are not included in this prospectus are eligible for sale in the public market under Rule 144.  In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements of the Exchange Act for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

In the event that the registration statement of which this prospectus is a part lapses for any reason (the Company is required to maintain its effectiveness for one year after the effective date), all currently outstanding shares of common stock will be subject to resale pursuant to Rule 144, subject to the limitations described herein, except for an aggregate of 4,200 shares that were issued upon the exercise of options during the period January through March 2009.  Common stock issued upon exercise of the options at any time while a registration statement covering such shares is not effective will be subject to sale pursuant to Rule 144 upon the expiration of the holding period, which commences on the date the Company receives payment of the exercise price under the option agreements.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 228,632 shares immediately after this offering; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, that, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least three months before the sale.

However, since we will seek to initiate quotation of our common stock on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of TVFC, will be able to sell the their shares of our common stock from and after November 20, 2009 (the one year anniversary of our reverse acquisition of TVFC) without registration.  However, we are registering for public resale on behalf of all of the holders of our outstanding shares of common stock prior to the reverse acquisition of TVFC in the registration statement of which this prospectus forms a part and all such shares will be freely transferable and without any restriction pursuant to this prospectus, subject to the provisions of the Lock Up/Leak Out Agreements governing the disposition of their shares, as described under the heading "Selling Stockholders – Lock Up/Leak Out Agreements" appearing on page 47 of this prospectus under the heading titled "Issuances of Securities being Offered - Share Exchange Transaction."

LEGAL MATTERS

The validity of the issuance of the common stock offered by the selling stockholders under this prospectus will be passed upon for us by Ruffa & Ruffa, P.C., New York, New York.

EXPERTS

The consolidated financial statements for the years ended December 31, 2008 and 2007, included in this prospectus and elsewhere in the registration statement, have been audited by Traci J. Anderson, CPA, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement.  For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement.  Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D. C.  20549.  Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address.  You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330.  In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

After effectiveness of the registration statement, of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC.  We do not presently intend to voluntarily distribute copies of our annual reports to our stockholders following the effectiveness of the registration statement, of which this prospectus is a part.  However, you will be able to inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS
VINYL PRODUCTS, INC.
(f/k/a RED OAK CONCEPTS, INC.)
CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements for the Years Ended December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm	F–1

Consolidated Balance Sheets as of December 31, 2008 and 2007	F–2

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007	F–3

Consolidated Statements of Shareholder’s Equity for the years ended December 31, 2008 and 2007	F–4

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F–5

Notes to the Consolidated Financial Statements	F–6

Unaudited Consolidated Financial Statements for the Quarterly Period Ended June 30, 2009 and 2008

Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008	F–12

Consolidated Statements of Operations for the three- and six-month periods ended June 30, 2009 and 2008	F–13

Consolidated Statements of Shareholder’s Deficit for the three-month periods ended June 30, 2009 and 2008	F-14

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008	F–15

Notes to the Financial Statements	F–16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Vinyl Products, Inc. (f/k/a Red Oak Concepts, Inc.):

We have audited the accompanying consolidated balance sheets of Vinyl Products, Inc. (f/k/a Red Oak Concepts, Inc.) as of December 31, 2008 and 2007, and the related statements of operations, shareholders’ equity, income, and cash flows for each of the years in the two-year period ended December 31, 2008. Vinyl Products, Inc.’s management is responsible for these financial statements. My responsibility is to express an opinion on these financial statements based on my audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vinyl Products, Inc. (f/k/a Red Oak Concepts, Inc.) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

Traci J. Anderson, CPA
Huntersville, NC

February 27, 2009

VINYL PRODUCTS, INC. (f/k/a RED OAK CONCEPTS, INC.)
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007

	2008	2007
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$114,901	$134,251
Accounts Receivable	57,575	68,947
Receivable from Shareholders	-	152,000
Stock Receivable	5,000	-
Inventory	156,865	136,671
Prepaid Expenses	47,451	31,843
Total Current Assets	381,792	523,712
PROPERTY AND EQUIPMENT:
Property and Equipment	429,255	386,946
Less Accumulated Depreciation	148,084	99,539
Net Property and Equipment	281,171	287,407
OTHER ASSETS:
Security Deposits	8,690	8,690
Total Other Assets	8,690	8,690
TOTAL ASSETS	$671,653	$819,809
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Portion of Long-Term Liabilities	$18,646	$23,716
Note Payable to Shareholder	-	29,900
Accounts Payable and Accruals	255,401	139,212
Customer Deposits	161,658	182,570
Income Taxes Payable	-	9,732
Total Current Liabilities	435,705	385,130
LONG-TERM LIABILITIES:
Vehicle and Installment Purchase Contracts	48,824	68,780
Less Current Portion Shown Above	18,646	23,716
Net Long-Term Liabilities	30,178	45,064
Total Liabilities	465,883	430,194
SHAREHOLDERS' EQUITY:
Preferred Stock ($.0.0001 par value; 10,000,000 shares authorized;
no shares issued and outstanding at December 31, 2008)	-	-
Common Stock ($0.0001 par value; 100,000,000 shares authorized;
22,859,000 shares issued and outstanding at December 31, 2008)	2,286	2,280
Paid in Capital	90,814	(180)
Retained Earnings	112,670	387,515
Total Shareholders' Equity	205,770	389,615
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$671,653	$819,809

The accompanying notes are an integral part of these financial statements.

VINYL PRODUCTS, INC. (f/k/a RED OAK CONCEPTS, INC.)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008 and 2007

	2008	2007

Income	$4,157,860	$3,933,212

Cost of Goods Sold:
Labor	806,356	687,116
Materials, net of discounts	1,278,524	1,137,187
Other	40,374	38,585
Total Cost of Goods Sold	2,125,254	1,862,888
Gross Profit	2,032,606	2,070,324

Expenses:
Advertising and Marketing	196,660	186,012
Selling, General, and Administrative	401,775	362,321
Payroll Expense	984,605	646,918
Professional Fees	199,933	110,267
Rent Expense	103,790	100,870
Total Expenses	1,886,763	1,406,388
Net Operating Income	145,843	663,936

Other Income (Expense):
Interest Income	6,585	2,972
Interest Expense	(47,273)	(21,987)
Net Other Income (Expense)	(40,688)	(19,015)

Income Before Income Taxes	105,155	644,921

Income Taxes	(50,000)	(9,732)

Net Income	$55,155	$635,189

Basic and fully diluted earnings per share	$0.00	$0.03

Weighted average shares outstanding — basic	22,805,981	22,800,000

Weighted average shares outstanding — diluted	22,842,105	22,800,000

The accompanying notes are an integral part of these financial statements.

VINYL PRODUCTS, INC. (f/k/a RED OAK CONCEPTS, INC.)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2008 and 2007

	Preferred Stock		Common Stock		Paid-in	Retained
	Shares	Stock	Shares	Stock	Capital	Earnings
Balances, December 31, 2006	-	$-	2,000	$2,000	$-	$159,326
Shareholder Distributions	-	-	-	-	-	(407,000)
Reverse Merger	-	-	22,798,000	280	(180)	-
Net Income for the year	-	-	-	-	-	635,189
Balances, December 31, 2007	-	$-	22,800,000	$2,280	$(180)	$387,515
Issuance of Common Stock	-	-	59,000	6	61,094	-
Contribution of Capital	-	-	-	-	29,900	-
Shareholder Distributions	-	-	-	-	-	(330,000)
Net Income for the year	-	-	-	-	-	55,155
Balances, December 31, 2008	-	$-	22,859,000	$2,286	$90,814	$112,670

The accompanying notes are an integral part of these financial statements.

VINYL PRODUCTS, INC. (f/k/a RED OAK CONCEPTS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$55,155	$635,189
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Depreciation	48,545	36,101
Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	11,372	(29,391)
Decrease (Increase) in Inventory	(20,194)	(42,605)
Decrease (Increase) in Prepaid Expenses	(15,608)	(27,715)

Increase (Decrease) in Accounts Payable & Accrued Expenses	136,509	16,230
Increase (Decrease) in Customer Deposits	(20,912)	(20,569)
Increase (Decrease) in Credit Card Balances	(20,320)	22,343
Increase (Decrease) in Income Taxes Payable	(9,732)	9,732
Net Cash Provided by (Used in) Operating Activities	164,815	599,315
CASH FLOWS FROM INVESTING ACTIVITIES
Vehicle Purchases	-	(53,064)
Leasehold Improvements	(36,494)	(13,552)
Machinery and Equipment Purchases	3,813	(45,721)
Office and Computer Equipment Purchases	(9,628)	(8,032)
Decrease in Receivable from Shareholders	152,000	-
Net Cash Provided by (Used in) Investing Activities	109,691	(120,369)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock	61,100	100
Contribution of Capital	29,900	-
Line of Credit Payments	-	(17,945)
Vehicle Loan Proceeds, Net of Principal Payments	(15,168)	29,460
Issuance of Stock Receivable	(5,000)	-
Note Payable Principal Payments	(4,789)	(5,706)
Increase (Decrease) in Note Payable to Shareholder	(29,900)	29,900
Dividends Paid	(330,000)	(407,000)
Net Cash Provided by (Used in) Financing Activities	(293,857)	(371,191)

NET CASH INCREASE FOR THE PERIOD	(19,351)	107,755

CASH AT THE BEGINNING OF THE YEAR	134,252	26,496

CASH AT END OF THE YEAR	$114,901	$134,251

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
INTEREST	$44,881	$21,988
TAXES	$68,532	$-

The accompanying notes are an integral part of these financial statements.

VINYL PRODUCTS, INC.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2008

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – Vinyl Products, Inc. (“the Company”) was incorporated in the State of Delaware on May 24, 2007 under the name Red Oak Concepts, Inc. to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination.  The Company filed a registration statement on Form 10 under the Securities Exchange Act of 1934, as amended, to register its class of common stock on September 15, 2007 that was effective as of November 14, 2007.  On December 4, 2007, the Company changed its jurisdiction of domicile by merging with a Nevada corporation titled Red Oak Concepts, Inc.

On November 21, 2008, the Company changed its name to Vinyl Products, Inc. in connection with a reverse acquisition transaction with The Vinyl Fence Company, Inc. (“TVFC”), a California corporation.

On November 20, 2008, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with The Vinyl Fence Company, Inc. (“TVFC”), a company incorporated under the laws of the State of California.  Pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding capital stock of TVFC from the TVFC shareholders in exchange for 22,100,000 shares of the Company’s common stock.  Because the acquisition is treated as a reverse acquisition, the financial statements of the Company have been retroactively adjusted to reflect the acquisition from the beginning of the reported periods. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby TVFC is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The basis of the assets, liabilities and retained earnings of TVFC has been carried over in the recapitalization, and earnings per share have been retroactively restated to reflect the reverse acquisition.

Pursuant to the Exchange Agreement, on November 21, 2008, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State for the State of Nevada to change its corporate name to “Vinyl Products, Inc.” to better reflect its business.

Business Activity — The Vinyl Fence Company, Inc. designs, fabricates and installs fencing, patio covers, gates and railing made of co-extruded vinyl from its location in Santa Ana, California.  The Company operates in one reportable segment, the domestic vinyl products industry.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  The Company routinely has deposits at a financial institution that exceed federal depository insurance coverage.  Management believes that maintaining the deposits at a large reputable institution mitigates risks associated with these excess deposits.

Management’s Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Revenue Recognition — Customer deposits are recorded as a current liability when received.  Under California law, the customer has three days in which to cancel the contract.  Revenues are recognized when the installations of the products are complete.
The related cost of goods sold includes materials, installation labor, and miscellaneous other costs.

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Comprehensive Income – The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements.  There were no items of comprehensive income applicable to the Company during the periods covered in the financial statements.

Advertising and Marketing Expense — The Company expenses all advertising and marketing costs as incurred.  Advertising and marketing expense was $196,660 in the year ended December 31, 2008, and $186,012 in the year ended December 31, 2007.

Interest Expense – Interest expense includes credit card fees ($33,000 in 2008 and $14,000 in 2007) and financing discounts paid to finance companies ($8,000 in 2008 and $3,000 in 2007), both relating to customers who finance their purchases.  Credit card fees average 3%.  Financing discount rates range from 2.75% for three-month financing to 7.25% for 18-month financing.

Income Taxes — Prior to 2008, the Company had elected to be taxed as a Subchapter S corporation, and as such the net income of the Company was passed through to the Company’s two shareholders.  The Company is now a Subchapter C corporation and is subject to Federal and State income taxes.  See Note E.

Fair Value of Financial Instruments — The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these accounts.  Long-term debt obligations bear fixed interest rates, and their fair value was estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements.  The estimated fair value of the Company’s long-term debt obligations approximates the fair value at December 31, 2008 and 2007.

Accounts Receivable — The Company sells to individual homeowners and homeowner associations.  Accounts receivable are minimized by requiring a down payment at the time a sales agreement is signed, and the balance at completion of installation.  Bad debt losses are recorded as incurred.  Bad debt expense was $13,049 in 2008 and $6,801 in 2007.  Accounts receivable were $57,575 at December 31, 2008.

Inventory — Inventory is stated at the lower of average cost or market value.  Inventory consists of raw materials (approximately 80%) and fabricated materials awaiting installation (approximately 20%).

Impairment of Long-Lived Assets – Using the guidance of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Property and Equipment — Property and equipment are carried at cost, net of accumulated depreciation.  Depreciation is computed using the straight-line method over the following estimated useful lives:

Vehicles	2 – 7 years
Furniture and Fixtures	7 – 15 years
Machinery and Equipment	5 – 15 years
Office and Computer Equipment	3 – 20 years
Signs	7 years

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Leasehold improvements are classified as property and equipment and are amortized using the straight-line method over 15 years and 39 years.  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period.  The cost of maintenance and repairs is charged to operations as incurred.  Significant renewals and betterments are capitalized.  Depreciation expense was $48,545 in 2008 and $36,101 in 2007.

Recent Accounting Pronouncements – In February 2007, the FASB issued Statement of Financial Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments, and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 17, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements”.  No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption.  Early adoption of the standard is not expected to have a material effect on the Company’s results of operations or its financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations (“SFAS 141R”).  SFAS 141R will significantly change the accounting for business combinations in a number of areas, including the treatment of contingent considerations, contingencies, acquisition costs, IPR&D and restructuring costs.    In additions, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense.  SFAS 141R is effective for fiscal years beginning after December 15, 2008.  The Company has not yet determined the impact, if any, of SFAS 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non Controlling Interests in Financial Statements, an amendment of ARB No. 51”.  SFAS 160 will change the accounting and reporting of minority interests, which will be re-characterized as non-controlling interests (NCI) and classified as a component of equity.  This new consolidation method will significantly change the account with minority interest holders.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  The Company has not yet determined the impact, if any, of SFAS 160 on its financial statements.

NOTE B – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the year ended December 31, 2008 are summarized as follows:

Cash paid during the period for interest and income taxes:

Interest	$44,881
Income Taxes	$68,532

NOTE C – COMMITMENTS/LEASES

The Company leases its 10,000 square foot facility under a non-cancellable lease arrangement that expires on March 31, 2009.  The lease is guaranteed by one of the Company’s shareholders.  The Company intends to renew the lease for a two-year period at the current rental rate, with an option to renew for an additional two-year period.  Future minimum payments under the current operating lease and the planned operating lease are $104,280 in 2009, $104, 280 in 2010, and $26,070 in 2011.

The Company has an available $100,000 line of credit which it opened in January 2006.  Borrowings under the line of credit were paid off in 2007.  The interest rate is prime plus 3 percentage points.  See Note K.

NOTE D — LONG-TERM DEBT OBLIGATIONS

The Company acquired four vehicles under installment sales contracts with interest rates varying from 4.9% to 6.9%.  The Company also acquired equipment under a capital lease agreement with interest at 4.9%.  Future payments under these agreements are as follows:

2009	$18,647
2010	$18,647
2011	$12,739
2012	$3,261

NOTE E – INCOME TAXES

Prior to 2008, the Company had elected to be taxed as a Subchapter S corporation, and as such the net income of the Company was passed through to the Company’s two shareholders.  The Company is now a Subchapter C corporation and is subject to Federal and State income taxes.

Income tax expense for the year ended December 31, 2008 is as follows:

Federal	$38,000
California	$12,000

NOTE F – NET INCOME PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per share is as follows for the years ended December 31, 2007 and 2008:

	For the Year Ended December 30, 2007
	Income	Shares		Per-Share
	(Numerator)	(Denominator)		Amount
Net Income	$635,189
Basic EPS
Income available to Common shareholders	$635,189	22,800,000	(A)	$.03

Effect of Dilutive Securities
Stock Options	-0-

Diluted EPS
Income available to Common shareholders	$635,189	22,800,000		$.03

	For the Year Ended December 31, 2008
	Income	Shares		Per-Share
	(Numerator)	(Denominator)		Amount
Net Income	$55,155
Basic EPS
Income available to Common shareholders	$55,155	22,805,981	(A)	$.00

Effect of Dilutive Securities
Stock Options	36,128

Diluted EPS
Income available to Common shareholders	$55,155	22,842,109		$.00

(A)	See Note A.

NOTE G – EMPLOYEE STOCK OPTION PLAN

On September 24, 2008, the Company granted stock options to employees to purchase 133,800 shares of common stock at $.50 a share.  Three employees subsequently left the Company and their options for 600 shares were terminated.  The options expire on September 23, 2009.  As of February 28, 2009, options to purchase 4,200 shares had been exercised.

NOTE H – THEFT LOSS

In connection with the preparation of unaudited financial statements for the quarter ended September 30, 2008, management of TVFC became aware of accounting irregularities that resulted in being unable account for approximately $200,000 of inventory that TVFC had purchased that was not the subject of corresponding sales orders.  During the course of TVFC's preliminary investigation of the matter, management discovered that certain employees were committing fraud against the company by stealing inventory and reselling it pursuant to fraudulent sales orders that were never submitted to the company.  These employees were retaining the sale price of the inventory and, in some cases, using company employees to fabricate and install the products on company time using company vehicles.

During the last quarter of 2008, management believed that it had identified most if not all of the perpetrators of the fraud, and some of the instances in which inventory was stolen and the jobs to which the inventory was allocated. The fraud extended not only to the loss of the inventory and man hours for the labor associated with the jobs at which the inventory was applied, but also some degree of lost income that TVFC might have recognized if it had completed the jobs.  However, since the sales prices for these fraudulent jobs were substantially below TVFC’s normal sales prices, management believes that it would not have been able to obtain many of these fraudulent sales as company sales.

Management has taken what it believes to be appropriate action to address the material weaknesses in internal control over financial reporting, including terminating three employees, making other personnel changes, and implementing improved physical and documentary controls and procedures.  However, management does not expect that its disclosure controls and procedures or internal control over financial reporting will prevent all errors or all instances of fraud in the future.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Inherent limitations in all control systems include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes.  Controls can also be circumvented by the

NOTE H – THEFT LOSS (CONT’D)

individual acts of some persons, by collusion of two or more people, or by management override of the controls.  The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions.

On December 5, 2008, one of the terminated employees referred to above filed a complaint in Superior Court against the company and its principals.  The complaint alleges (i) unlawful non-payment of wages, (ii) breach of implied covenant of good faith and fair dealing, (iii) failure to pay earned wages upon separation, (iv) defamation, and (v) wrongful discharge.  The employee is seeking compensatory damages, attorneys' fees, punitive damages and equitable relief but has made no specific monetary demand for damages.  On January 5, 2009, company counsel filed a demurrer requesting that the court dismiss most of the claims because they are deficient as a matter of law.

Management believes that the ultimate resolution of this matter will not have a material adverse effect on the financial statements.

NOTE I – EQUITY

Common Shares

The Company is authorized to issue 100,000,000 shares of $.0001 par value common stock, and as of December 31, 2008, the Company had 22,859,000 shares outstanding.  During 2008 and 2007, the Company issued the following shares of common stock:

During 2008, the Company issued 59,000 shares for cash in the amount of $59,000 ($1.00 per share).

During 2007, the Company issued 22,700,000 as a result of the reverse merger (see Note A).

Preferred Shares

The Company is authorized to issue 10,000,000 shares of $.0001 par value preferred stock.  As of December 31, 2008, the Company had no preferred shares outstanding.  During 2008 and 2007, the Company did not issue any preferred shares of preferred stock.

NOTE J – STOCK RECEIVABLE

The Company had $5,000 in Stock Receivable which represents stock that was purchased in 2008 and paid for in February 2009.

NOTE K – SUBSEQUENT EVENTS

In 2009, the Company drew down $52,000 under its line of credit (see Note C).

VINYL PRODUCTS, INC. (fka RED OAK CONCEPTS, INC.)
CONSOLIDATED BALANCE SHEET—UNAUDITED

	As of
	June 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$171,149	$114,901
Accounts Receivable	34,200	57,575
Stock Receivable	-	5,000
Inventory	148,347	156,865
Prepaid Expenses	63,860	47,451
Total Current Assets	417,556	381,792
PROPERTY AND EQUIPMENT:
Property and Equipment	430,163	429,255
Less Accumulated Depreciation	173,284	148,084
Net Property and Equipment	256,879	281,171
OTHER ASSETS:
Security Deposits	8,690	8,690
Total Other Assets	8,690	8,690
TOTAL ASSETS	$683,125	$671,653

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Portion of Long-Term Liabilities	$16,700	$18,646
Bank Line of Credit	36,493	-
Accounts Payable and Accruals	298,073	255,401
Customer Deposits	260,607	161,658
Income Taxes Payable	400	-
Total Current Liabilities	612,273	435,705
LONG-TERM LIABILITIES:
Vehicle and Installment Purchase Contracts	40,870	48,824
Less Current Portion Shown Above	16,700	18,646
Net Long-Term Liabilities	24,170	30,178
Total Liabilities	636,443	465,883
SHAREHOLDERS' EQUITY:
Preferred Stock ($.0.0001 par value; 10,000,000 shares authorized;
no shares issued and outstanding at June 30, 2009 and December 31, 2008)	-	-
Common Stock ($0.0001 par value; 100,000,00 shares authorized;
22,863,200 shares issued and outstanding at June 30, 2009 and 22,859,000 shares issued and outstanding at December 31, 2008)	2,286	2,286
Paid in Capital	92,914	90,814
Retained Earnings (Deficit)	(48,518)	112,670
Total Shareholders' Equity	46,682	205,770
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$683,125	$671,653
The accompanying unaudited notes are an integral part of these unaudited financial statements.

VINYL PRODUCTS, INC. (fka RED OAK CONCEPTS, INC.)
Consolidated Statements of Operations
For the Three Months and Six Months Ended June 30, 2009

	For the Three Months Ended		For the Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Income	$800,403	$1,189,776	$1,484,911	$2,071,455
Cost of Goods Sold:
Labor	127,598	214,404	265,578	402,481
Materials, net of discount	236,813	363,318	394,630	654,061
Other	6,005	13,582	13,296	20,420
Total Cost of Goods Sold	370,416	591,304	673,504	1,076,962
Gross Profit	429,987	598,472	811,407	994,493
Expenses:
Advertising and Marketing	46,397	57,929	81,137	96,116
Selling, General and Administrative	79,251	98,677	164,904	193,599
Payroll	267,900	195,558	520,046	509,759
Professional Fees	50,785	58,961	134,654	87,102
Rent	26,070	26,070	52,140	51,650
Total Expenses	470,403	437,195	952,881	938,226
Net Operating Income	(40,416)	161,277	(141,474)	56,267
Other Income (Expense):
Interest Income	92	3,662	349	5,245
Interest Expense	(11,451)	(14,092)	(19,662)	(20,523)
Net Other Income (Expense)	(11,359)	(10,430)	(19,313)	(15,278)

Income Before Income Taxes	(51,775)	150,847	(160,787)	40,989

Income Taxes	(200)	(27,500)	(400)	(27,700)
Net Income	$(51,975)	$123,347	$(161,187)	$13,289
Earnings per share:
Basic	$-	$(0)	$(0)	$-
Diluted	$-	$(0)	$(0)	$-

Weighted average shares outstanding - basic	22,862,481	22,802,112	22,862,481	22,802,112
Weighted average shares outstanding - diluted	22,969,387	22,802,112	22,969,387	22,802,112

The accompanying unaudited notes are an integral part of these unaudited financial statements.

VINYL PRODUCTS, INC. (f/k/a RED OAK CONCEPTS, INC.)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT—UNAUDITED

	Preferred Stock		Common Stock		Paid-In	Retained
	Shares	Stock	Shares	Stock	Capital	Earnings

Balances, December 31, 2008	-	$-	22,859,000	$2,286	$90,814	$112,669

Issuance of Common Stock	-	-	4,200	-	2,100	-

Net Income/(Loss) for the Period	-	-	-	-	-	(161,187)

Balances, June 30, 2009	-	$-	22,863,200	$2,286	$92,914	$ (48,518)

The accompanying unaudited notes are an integral part of these unaudited financial statements.

VINYL PRODUCTS, INC. (f/k/a RED OAKS CONCEPTS, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

	For the Six Months Ended
	June 30, 2009	June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income/(Loss)	$(161,187)	$13,289
Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
Depreciation	25,200	22,928
Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	23,375	(6,659)
Decrease (Increase) in Inventory	8,517	(1,152)
Decrease (Increase) in Prepaid Expenses	(18,807)	4,102

Increase in Accounts Payable and Accrued Expenses	49,713	76,648
Decrease in Customer Deposits	98,948	130,376
Increase (Decrease) in Credit Card Balances	(4,641)	(14,304)
Increase (Decrease) in Income Taxes Payable	400	(6,432)
Net Cash Provided (Used) by Operating Activities	21,518	218,796

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	(908)	(28,041)
Net Cash Provided (Used) by Investing Activities	(908)	(28,041)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Stock	2,100	2,100
Collection of Stock Receivable	5,000	-
Proceeds from Line of Credit Borrowings, net of repayments	36,493	-
Vehicle Loan Proceeds, net of Principal Payments	(7,954)	(10,115)
Increase (Decrease) in Note Payable to Shareholder	-	152,000
Dividends	-	(230,000)
Net Cash Provided by (Used in) Financing Activities	35,639	(86,015)

NET CASH INCREASE FOR THE PERIOD	56,249	104,740

Cash at Beginning of Period	114,900	134,252

CASH AT END OF PERIOD	$171,149	$238,992

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
INTEREST	$19,662	$20,523
TAXES	$-	$34,132

The accompanying unaudited notes are an integral part of these unaudited financial statements.

VINYL PRODUCTS, INC.
Notes to Unaudited Consolidated Financial Statements
For the Six Months Ended June 30, 2009

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization – Vinyl Products, Inc. (“the Company”) was incorporated in the State of Delaware on May 24, 2007 under the name Red Oak Concepts, Inc. to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination. The Company filed a registration statement on Form 10 under the Securities Exchange Act of 1934, as amended, to register its class of common stock on September 15, 2007 that was effective as of November 14, 2007. On December 4, 2007, the Company changed its jurisdiction of domicile by merging with a Nevada corporation titled Red Oak Concepts, Inc. On November 21, 2008, the Company changed its name to Vinyl Products, Inc. in connection with a reverse acquisition transaction with The Vinyl Fence Company, Inc. (“TVFC”), a California corporation.

On November 20, 2008, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with The Vinyl Fence Company, Inc. (“TVFC”), a company incorporated under the laws of the State of California.  Pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding capital stock of TVFC from the TVFC shareholders in exchange for 22,100,000 shares of the Company’s common stock.  Because the acquisition is treated as a reverse acquisition, the financial statements of the Company have been retroactively adjusted to reflect the acquisition from the beginning of the reported periods. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby TVFC is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The basis of the assets, liabilities and retained earnings of TVFC has been carried over in the recapitalization, and earnings per share have been retroactively restated to reflect the reverse acquisition.

Pursuant to the Exchange Agreement, on November 21, 2008, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State for the State of Nevada to change its corporate name to “Vinyl Products, Inc.” to better reflect its business.

Business Activity — The Vinyl Fence Company, Inc. designs, fabricates and installs fencing, patio covers, gates and railing made of co-extruded vinyl from its location in Santa Ana, California. The Company operates in one reportable segment, the domestic vinyl products industry.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company routinely has deposits at a financial institution that exceed federal depository insurance coverage. Management believes that maintaining the deposits at a large reputable institution mitigates risks associated with these excess deposits.

Management’s Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition — Customer deposits are recorded as a current liability when received. Under California law, the customer has three days in which to cancel the contract. Revenues are recognized when the installations of the products are complete. The related cost of goods sold includes materials, installation labor, and miscellaneous other costs.

Comprehensive Income – The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income applicable to the Company during the periods covered in the financial statements.

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Advertising and Marketing Expense — The Company expenses all advertising and marketing costs as incurred. Advertising and marketing expense was $81,137 in the six months ended June 30, 2009, and $96,116 in the six months ended June 30, 2008.

Interest Expense – Interest expense includes credit card fees ($8,000 for the three months ended June 30, 2009, $8,000 for the three months ended June 30, 2008, $13,000 for the six months ended June 30, 2009, and $12,000 for the six months ended June 30, 2008) and financing discounts paid to finance companies ($2,000 for the three months and six months ended June 30, 2009, and $3,000 for the three months and six months ended June 30, 2009), both relating to customers who finance their purchases.  Credit card fees average 3%.  Financing discount rates range from 2.75% for three-month financing to 7.25% for 18-month financing.

Fair Value of Financial Instruments — The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these accounts. Long-term debt obligations bear fixed interest rates, and their fair value was estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements. The estimated fair value of the Company’s long-term debt obligations approximates the fair value at June 30, 2009 and 2008.

Accounts Receivable — The Company sells to individual homeowners and homeowner associations. Accounts receivable are minimized by requiring a down payment at the time a sales agreement is signed, and the balance at completion of installation. Bad debt losses are recorded as incurred. Bad debt expense was $-0- in the six months ended June 30, 2009, and the six months ended June 30, 2008. Accounts receivable were $34,200 at June 30, 2009.

Inventory — Inventory is stated at the lower of average cost or market value. Inventory consists of raw materials (approximately 80%) and fabricated materials awaiting installation (approximately 20%).

Impairment of Long-Lived Assets – Using the guidance of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

Property and Equipment — Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Vehicles	2 – 7 years
Furniture and Fixtures	7 – 15 years
Machinery and Equipment	5 – 15 years
Office and Computer Equipment	3 – 20 years
Signs	7 years

Leasehold improvements are classified as property and equipment and are amortized using the straight-line method over 15 years and 39 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized. Depreciation expense was $25,200 in the six months ended June 30, 2009 and $22,928 in the six months ended June 30, 2008.

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements – In February 2007, the FASB issued Statement of Financial Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments, and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 17, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements”. No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. Early adoption of the standard is not expected to have a material effect on the Company’s results of operations or its financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas, including the treatment of contingent considerations, contingencies, acquisition costs, IPR&D and restructuring costs. In additions, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined the impact, if any, of SFAS 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non Controlling Interests in Financial Statements, an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting of minority interests, which will be re-characterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the account with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined the impact, if any, of SFAS 160 on its financial statements.

NOTE B – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the six months ended June 30, 2009 are summarized as follows:

Cash paid for interest and income taxes during the six months ended June 30:

	2009	2008
Interest	$19,662	$20,523
Income Taxes	$-0-	$34,132

NOTE C – COMMITMENTS/LEASES

The Company leases its 10,000 square foot facility under a non-cancellable lease arrangement that expires on March 31, 2011, with an option to renew for an additional two-year period. The lease is guaranteed by one of the Company’s shareholders. Future minimum payments under the current operating lease are $104,280 in 2009, $104, 280 in 2010, and $26,070 in 2011.

The Company has an available $100,000 line of credit which it opened in January 2006. Borrowings under the line of credit were paid off in 2007. The interest rate is prime plus 3 percentage points. In 2009, the Company drew down $52,000 under its line of credit; the balance owed as of June 30, 2009 was $36,493.

NOTE D — LONG-TERM DEBT OBLIGATIONS

The Company acquired four vehicles under installment sales contracts with interest rates varying from 4.9% to 6.9%. Future payments under these agreements are as follows:

2009	$8,209
2010	$17,052
2011	$12,038
2012	$3,571

NOTE E – INCOME TAXES

Prior to 2008, the Company had elected to be taxed as a Subchapter S corporation, and as such the net income of the Company was passed through to the Company’s two shareholders. The Company is now a Subchapter C corporation and is subject to Federal and State income taxes.

 Income tax expense for the six months ended June 30, 2009 and June 30, 2008 is as follows:
	2009	2008
Federal	$-0-	$21,000
California	$400	$6,700

NOTE F – NET INCOME PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per share is as follows for the six months ended June 30, 2008 and 2009:

	For the Six Months Ended June 30, 2008
	Income	Shares		Per-Share
	(Numerator)	(Denominator)		Amount
Net Income (Loss)	$13,289
Basic EPS
Income available to
Common shareholders	$13,289	22,802,112	(A)	$(.00)

Effect of Dilutive Securities
Stock Options		-0-

Diluted EPS
Income available to
Common shareholders	$13,289	22,802,112		$(.00)

	For the Six Months Ended June 30, 2009
	Income	Shares		Per-Share
	(Numerator)	(Denominator)		Amount
Net Income (Loss)	$(161,187)
Basic EPS
Income available to
Common shareholders	$(161,187)	22,862,481	(A)	$(.01)

Effect of Dilutive Securities
Stock Options		106,906

Diluted EPS
Income available to
Common shareholders	$(161,187)	22,969,387		$(.01)
(B) See Note A.

NOTE G – EMPLOYEE STOCK OPTION PLAN

On September 24, 2008, the Company granted stock options to employees to purchase 133,800 shares of common stock at $.50 a share.  Three employees subsequently left the Company and their options for 600 shares were terminated.  The options expire on September 23, 2009.  As of June 30, 2009, options to purchase 4,200 shares had been exercised.

NOTE H – THEFT LOSS

In connection with the preparation of unaudited financial statements for the quarter ended September 30, 2008, management of TVFC became aware of accounting irregularities that resulted in being unable account for approximately $200,000 of inventory that TVFC had purchased that was not the subject of corresponding sales orders.  During the course of TVFC's preliminary investigation of the matter, management discovered that certain employees were committing fraud against the company by stealing inventory and reselling it pursuant to fraudulent sales orders that were never submitted to the company.  These employees were retaining the sale price of the inventory and, in some cases, using company employees to fabricate and install the products on company time using company vehicles.

During the last quarter of 2008, management believed that it had identified most if not all of the perpetrators of the fraud, and some of the instances in which inventory was stolen and the jobs to which the inventory was allocated. The fraud extended not only to the loss of the inventory and man hours for the labor associated with the jobs at which the inventory was applied, but also some degree of lost income that

TVFC might have recognized if it had completed the jobs.  However, since the sales prices for these fraudulent jobs were substantially below TVFC’s normal sales prices, management believes that it would not have been able to obtain many of these fraudulent sales as company sales.

Management has taken what it believes to be appropriate action to address the material weaknesses in internal control over financial reporting, including terminating three employees, making other personnel changes, and implementing improved physical and documentary controls and procedures.  However, management does not expect that its disclosure controls and procedures or internal control over financial reporting will prevent all errors or all instances of fraud in the future.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Inherent limitations in all control systems include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple errors or mistakes.  Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls.  The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions.

On December 5, 2008, one of the terminated employees referred to above filed a complaint in Superior Court against the company and its principals, seeking compensatory damages, attorneys' fees, punitive damages and equitable relief.  On April 28, 2009, the Court granted Company counsel’s motion to compel arbitration.  The parties are currently in the process of selecting an arbiter.  The Company is advised by the insurance carrier that all the claims made by the plaintiff are covered by an insurance policy maintained for the benefit of the Company and its-principal executive officer and that any amount awarded  the plaintiff, either by way of court decision, arbitration or other settlement, are covered by such policy.  Accordingly, the Company has no exposure or monetary damages that may be awarded the plaintiff.

NOTE I – EQUITY

Common Shares

The Company is authorized to issue 100,000,000 shares of $.0001 par value common stock, and as of June 30, 2009, the Company had 22,863,200 shares outstanding.  During the six months ended June 30, 2009, the Company employees exercised options for 4,200 shares for cash in the amount of $2,100 ($.50 per share).

Preferred Shares

The Company is authorized to issue 10,000,000 shares of $.0001 par value preferred stock.  The Company has never issues any preferred shares of preferred stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      Other Expenses of Issuance and Distribution.

The following table sets forth a list of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby:

Amount
SEC registration fee	$356.26
Legal expenses	$15,000.00
Accounting expenses	$13,000.00
Printing expenses*	$3,000.00
Miscellaneous expenses*	$1,500.00
Total*	$32,856.26

* Estimated

ITEM 14.      Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the fullest extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

In addition, our by-laws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We intend to purchase insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

ITEM 15.      Recent Sales of Unregistered Securities.

In May 2007, our predecessor, Red Oak Concepts, Inc., a Delaware corporation (Red Oak-Delaware), issued 1,000,000 shares of common stock at a price of $.0001 per share, the par value thereof, to three of the founders of the Company in reliance on the exemption from registration afforded by section 4(2) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.  On October 9, 2007, Red Oak-Delaware organized Red Oak Concepts, Inc. in the State of Nevada (Red Oak-Nevada) and on October 10, 2007, the two companies, and the stockholders of Red Oak-Delaware entered into an Agreement and Plan of Merger (Plan of Merger) for the purpose of changing the corporation's domicile to the State of Nevada.  The Plan of Merger provided for the issuance of 1,000,0000 shares of Red Oak-Nevada's common stock in exchange for the 1,000,000 outstanding shares of common stock of Red Oak-Delaware held by the founders.  The merger became effective on December 4, 2007 and Red Oak-Nevada issued 1,000,000 shares of its common stock to the stockholders of Red Oak-Delaware in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933.

On November 20, 2008, we issued and sold 22,100,000 shares of our common stock in exchange for a like number of shares of the common stock of The Vinyl Fence Company, Inc., representing all of the outstanding shares of that company's capital stock.  We offered and sold these securities in reliance on the exemptions from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended, and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

In November 2008, we sold 59,000 shares of common stock at $1.00 per share to 10 individual private investors in a private placement offering.   We offered and sold these securities in reliance on the exemptions from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

During the period January 1, 2009 through March 15, 2009, we issued 4,200 shares of common stock to twenty persons, all of whom are employees of the Company, upon the exercise of a like number of common stock purchase options we assumed under the Share Exchange Agreement.  The shares were issued in transactions not involving a public offering and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 16.      Exhibits and Financial Statement Schedules.

(a)           Exhibits.

Exhibit No.	Exhibit Description	Location Reference
2.1	Agreement and Plan of Merger October 10, 2007, among Red Oak Concepts, Inc., a Delaware corporation, Red Oak Concepts, Inc., a Nevada corporation, and the holders of all of the outstanding shares of common stock of each such corporation.	2
2.2	Share Exchange Agreement dated November 20, 2008	3
3.1	Certificate of Incorporation of Red Oak Concepts, Inc., a Delaware corporation.	1
3.2	By-laws of Red Oak Concepts, Inc., a Delaware corporation.	1
3.3	Articles of Incorporation of Red Oak Concepts, Inc., a Nevada corporation.	2
3.4	By-laws of Red Oak Concepts, Inc., a Nevada corporation.	2
3.5	Certificate of Amendment to Articles of Incorporation of Red Oak Concepts, Inc.	3
4.1	Specimen common stock certificate of Red Oak Concepts, Inc.	1
4.2	Registration Rights Agreement dated November 20, 2008 among the registrant and the recipients of the common stock received pursuant to the Share Exchange Agreement filed as Exhibit 2.1 hereto, the holders of the registrant's common stock immediately prior to the closing of the Share Exchange Agreement, the holders of certain options assumed by the registrant under the Share Exchange Agreement and the purchasers of shares of common stock in the registrant's private placement completed on November 24, 2008.	3
4.3	Lock Up/Leak Out Agreement dated November 20, 2008 between the registrant and each of Susan D. Zachmann, Katherine Daniels and Barbara Deadwiley.	3
4.4	Form of Lock Up/Leak Out dated November 20, 2008 between the registrant and each of Haber LLC, Themis LLC and Tailor Made Financial LLC.	3
4.5	Form of Subscription Agreement between the Registrant and the purchasers in the private offering of securities completed on November 24, 2008.	3
4.6	Registration Rights Agreement dated November 24, 2008 among the registrant and the purchasers of shares of common stock in the registrant's private placement completed on November 24, 2008.	3
4.7	Form of Option Agreement issued by The Vinyl Fence Company, Inc., the obligations of which were assumed by the registrant pursuant to the Share Exchange Agreement.	3
4.8	Specimen common stock certificate of Vinyl Products, Inc.	5
5.1	Form of Legal Opinion of Ruffa & Ruffa, P.C.	5
10.1	Lease agreement between AGA Partners and The Vinyl Fence Company, Inc., a California corporation dated January 31, 2005.	3
10.2	Fabricator Agreement dated November 11, 2003 between U.S. Polymers, Inc., and The Vinyl Fence Company, Inc. as amended and extended on August 29, 2008.	3
10.3	Professional Employer Agreement dated June 23, 2005 between Better Business Systems, Inc. (now Avitus Group) and The Vinyl Fence Company, Inc.	4
10.4	Form of demand promissory note executed by the registrant in favor of Gordon Knott.	7
10.5	Form of demand promissory note executed by the registrant in favor of Garabed Khatchoyan.	7
10.6	License Agreement dated June 17, 2009 between Franchise 123, Inc. and the registrant.	5
10.7	Form of Demand Promissory Note made by the registrant in favor of each of Susan Zachmann and Katherine Daniels in the principal amount of $124,950 on June 18, 2007.	6
14.1	Code of Business and Ethical Conduct	3
21	Subsidiaries of the Registrant	7
23.1	Consent of Traci J. Anderson, CPA	7
23.2	Consent of Ruffa & Ruffa, P.C. (included in Exhibit 5.1).	7

1.	Incorporated by reference to the registrant's filing on Form 10-SB as filed with the Securities and Exchange Commission on August 15, 2007.
2.	Incorporated by reference to the registrant's filing on Form 10-QSB for the three months ended December 31, 2007 as filed with the Securities and Exchange Commission on February 15, 2008.
3.	Incorporated by reference to the registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 26, 2008.
4.	Previously filed with the registrant's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on March 27, 2009.
5.	Previously filed with Amendment No. 1 to Registration Statement on Form S-1 as filed with Securities and Exchange Commission on July 31, 2009.
6.	Previously filed as exhibit 4.2 to the to the registrant's filing on Form 10-SB as filed with the Securities and Exchange Commission on August 15, 2007 and incorporated herein by reference.
7.	Filed herewith.

(b)           Financial Statement Schedules.

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or notes thereto.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use..

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on September 18, 2009.

VINYL PRODUCTS, INC.

By:	/s/ Gordon Knott
Name:	Gordon Knott
Title:	President

By:	/s/ Douglas E. Wells
Name:	Douglas E. Wells
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gordon Knott as his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Form S-1Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gordon Knott	President and Director	September 18, 2009
Gordon Knott	(Principal Executive Officer)

/s/ Garabed Khatchoyan	Secretary and Director	September 18, 2009
Garabed Khatchoyan

/s/ Douglas E. Wells	Chief Financial Officer	September 18, 2009
Douglas E. Wells	(Principal Financial Officer
and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Location Reference
2.1	Agreement and Plan of Merger October 10, 2007, among Red Oak Concepts, Inc., a Delaware corporation, Red Oak Concepts, Inc., a Nevada corporation, and the holders of all of the outstanding shares of common stock of each such corporation.	2
2.2	Share Exchange Agreement dated November 20, 2008	3
3.1	Certificate of Incorporation of Red Oak Concepts, Inc., a Delaware corporation.	1
3.2	By-laws of Red Oak Concepts, Inc., a Delaware corporation.	1
3.3	Articles of Incorporation of Red Oak Concepts, Inc., a Nevada corporation.	2
3.4	By-laws of Red Oak Concepts, Inc., a Nevada corporation.	2
3.5	Certificate of Amendment to Articles of Incorporation of Red Oak Concepts, Inc.	3
4.1	Specimen common stock certificate of Red Oak Concepts, Inc.	1
4.2	Registration Rights Agreement dated November 20, 2008 among the registrant and the recipients of the common stock received pursuant to the Share Exchange Agreement filed as Exhibit 2.1 hereto, the holders of the registrant's common stock immediately prior to the closing of the Share Exchange Agreement, the holders of certain options assumed by the registrant under the Share Exchange Agreement and the purchasers of shares of common stock in the registrant's private placement completed on November 24, 2008.	3
4.3	Lock Up/Leak Out Agreement dated November 20, 2008 between the registrant and each of Susan D. Zachmann, Katherine Daniels and Barbara Deadwiley.	3
4.4	Form of Lock Up/Leak Out dated November 20, 2008 between the registrant and each of Haber LLC, Themis LLC and Tailor Made Financial LLC.	3
4.5	Form of Subscription Agreement between the Registrant and the purchasers in the private offering of securities completed on November 24, 2008.	3
4.6	Registration Rights Agreement dated November 24, 2008 among the registrant and the purchasers of shares of common stock in the registrant's private placement completed on November 24, 2008.	3
4.7	Form of Option Agreement issued by The Vinyl Fence Company, Inc., the obligations of which were assumed by the registrant pursuant to the Share Exchange Agreement.	3
4.8	Specimen common stock certificate of Vinyl Products, Inc.	5
5.1	Form of Legal Opinion of Ruffa & Ruffa, P.C.	5
10.1	Lease agreement between AGA Partners and The Vinyl Fence Company, Inc., a California corporation dated January 31, 2005.	3
10.2	Fabricator Agreement dated November 11, 2003 between U.S. Polymers, Inc., and The Vinyl Fence Company, Inc. as amended and extended on August 29, 2008.	3
10.3	Professional Employer Agreement dated June 23, 2005 between Better Business Systems, Inc. (now Avitus Group) and The Vinyl Fence Company, Inc.	4
10.4	Form of demand promissory note executed by the registrant in favor of Gordon Knott.	5
10.5	Form of demand promissory note executed by the registrant in favor of Garabed Khatchoyan.	5
10.6	License Agreement dated June 17, 2009 between Franchise 123, Inc. and the registrant.	5
10.7	Form of Demand Promissory Note made by the registrant in favor of each of Susan Zachmann and Katherine Daniels in the principal amount of $124,950 on June 18, 2007.	6
14.1	Code of Business and Ethical Conduct	3
21	Subsidiaries of the Registrant	7
23.1	Consent of Traci J. Anderson, CPA	7
23.2	Consent of Ruffa & Ruffa, P.C. (included in Exhibit 5.1).	7

1.	Incorporated by reference to the registrant's filing on Form 10-SB as filed with the Securities and Exchange Commission on August 15, 2007.
2.	Incorporated by reference to the registrant's filing on Form 10-QSB for the three months ended December 31, 2007 as filed with the Securities and Exchange Commission on February 15, 2008.
3.	Incorporated by reference to the registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 26, 2008.
4.	Previously filed with the registrant's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on March 27, 2009.
5.	Previously filed with Amendment No. 1 to Registration Statement on Form S-1 Filed with Securities and Exchange Commission on July 27, 2009.
6.	Previously filed as exhibit 4.2 to the to the registrant's filing on Form 10-SB as filed with the Securities and Exchange Commission on August 15, 2007 and incorporated herein by reference.
7.	Filed herewith.